Filed pursuant to Rule 424(b)(5)
Registration No. 333-107393

PROSPECTUS SUPPLEMENT
(to Prospectus, dated August 20, 2003)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.
NOT FOR DISTRIBUTION TO ANY ITALIAN PERSON OR TO ANY PERSON OR ADDRESS IN THE REPUBLIC OF ITALY.

This prospectus supplement does not constitute an invitation to participate in the Global Note Offering in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities laws or otherwise. The distribution of this document in certain jurisdictions (in particular, Belgium, Italy and the United Kingdom) may be restricted by law. See ‘‘Jurisdictional Restrictions’’ below. Persons into whose possession this document comes are required by each of the Republic of South Africa and the Joint Dealer Managers to inform themselves about, and to observe, any such restrictions.

REPUBLIC OF SOUTH AFRICA

U.S.$1,000,000,000
5.875% Notes due 2022

The 5.875% Notes due 2022 (the ‘‘New Notes’’) will be direct, unconditional and general obligations of the Republic. The New Notes will mature on May 30, 2022. The Republic will pay interest on the New Notes in U.S. dollars on May 30 and November 30 of each year, commencing November 30, 2007.

The New Notes are being issued pursuant to the recently concluded offering for cash of New Notes (the ‘‘Cash Offering’’) and invitation of the Republic (the ‘‘Invitation’’, and together with the Cash Offering, the ‘‘Global Note Offering’’) to the holders of the Republic’s 9 1/8% Notes due 2009, 8½% Notes due 2017, 7 3/8% Notes due 2012 and 6½% Notes due 2014 (together, the ‘‘USD Eligible Notes’’) and the 7% Notes due 2008 and 5¼% Notes due 2014 (together, the ‘‘Euro Eligible Notes’’, and together with the USD Eligible Notes, the ‘‘Eligible Notes’’), to submit offers to tender for cash the Eligible Notes and to Exchange the USD Eligible Notes for New Notes on the terms and subject to the conditions set forth in the prospectus supplement dated May 8, 2007 and the accompanying prospectus dated August 20, 2003 and the addendum dated March 27, 2006 (together with the accompanying prospectus dated August 20, 2003, the ‘‘Prospectus’’). See ‘‘The Global Note Offering — Results of the Global Note Offering’’ in this prospectus supplement (the ‘‘Prospectus Supplement’’) for a summary of the results of the Global Note Offering.

The New Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, which are described beginning on page 7 of the Prospectus, South Africa may amend the payment provisions of the New Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding New Notes.

In relation to the application to the Luxembourg Stock Exchange for the New Notes to be admitted to trading on the Luxembourg Stock Exchange’s regulated market (which is a regulated market for the purpose of the Market and Financial Instruments Directive 2004/39/EC) and to be listed on the official list of the Luxembourg Stock Exchange, application has been made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg, as competent authority under Directive 2003/71/EC (the ‘‘Prospectus Directive’’), to approve this Prospectus Supplement together with the accompanying Prospectus as a prospectus for the purposes of the Prospectus Directive. The Commission de Surveillance du Secteur Financier has not approved this Prospectus Supplement together with the accompanying Prospectus in relation to the Global Note Offering but only in relation to the admission to trading of the New Notes on the Luxembourg Stock Exchange’s regulated market and their listing on the official list of the Luxembourg Stock Exchange.

Application has been made to the Luxembourg Stock Exchange for the New Notes to be admitted to trading on the Luxembourg Stock Exchange’s regulated market (which is a regulated market for the purpose of the Market and Financial Instruments Directive 2004/39/EC) and to be listed on the official list of the Luxembourg Stock Exchange.

The New Notes will be ready for delivery in book-entry from only through the facilities of the Depository Trust Company, or DTC, on or about May 30, 2007.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

See ‘‘Risk Factors’’ beginning on page S-10 to read about certain risks you should consider before investing in the New Notes.

The Joint Dealer Managers for the Invitation and the Joint Book Runners for the Cash Offering are:

Barclays Capital	Citi

The date of this Prospectus Supplement is May 16, 2007

(continuation of cover page)

Any questions regarding the Global Note Offering or requests for additional copies of this Prospectus Supplement, the Prospectus or related documents, which may be obtained free of charge, may be directed to Bondholder Communications Group (the ‘‘Information and Exchange Agent’’) or Deutsche Bank Luxembourg S.A. (the ‘‘Luxembourg Exchange Agent’’) at the telephone numbers provided on the back cover of this Prospectus Supplement. Holders may also contact Barclays Capital Inc. or Citigroup Global Markets Inc. (the ‘‘Joint Dealer Managers’’) at the telephone numbers provided on the back cover of this Prospectus Supplement for information concerning the Global Note Offering.

Prospectus Supplement

Prospectus

INTRODUCTION

This Prospectus Supplement supplements the attached Prospectus relating to the debt securities and warrants of the Republic of South Africa (the ‘‘Republic’’ or ‘‘South Africa’’). You should read this Prospectus Supplement along with the attached Prospectus, which together constitute a prospectus within the meaning of article 5 of directive 2003/71/EC. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the Prospectus. Please see ‘‘Documents Incorporated by Reference’’ in this Prospectus Supplement and ‘‘Incorporation of Certain Documents by Reference’’ in the Prospectus. If the information in this Prospectus Supplement differs from the information contained in the Prospectus, you should rely on the information in this Prospectus Supplement.

Questions and requests for assistance may be directed to the Information and Exchange Agent or the Joint Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Prospectus Supplement. Additional copies of this Prospectus Supplement, the Prospectus and related materials may be obtained free of charge from the Information and Exchange Agent or the Luxembourg Exchange Agent.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Republic, the Joint Dealer Managers, the Information and Exchange Agent or the Luxembourg Exchange Agent. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Republic since such date.

The Republic accepts responsibility for the information it has provided in this Prospectus Supplement and the Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

•	the information contained in this Prospectus Supplement and the Prospectus is true and correct in all material respects and is not misleading, and

•	it has not omitted other facts the omission of which makes this Prospectus Supplement and the Prospectus as a whole misleading.

The New Notes are debt securities of the Republic, which are being offered under the Republic’s registration statement no. 333-107393 filed with the U.S. Securities and Exchange Commission (the ‘‘Commission’’) under the U.S. Securities Act of 1933, as amended. This Prospectus Supplement and the Prospectus are part of the registration statement. The Prospectus provides you with a general description of the securities that the Republic may offer, and this Prospectus Supplement contains specific information about the terms of the Global Note Offering. This document also adds, updates or changes information provided or incorporated by reference in the Prospectus. Consequently, before you decide to participate in the Global Note Offering, you should read this Prospectus Supplement together with the Prospectus as well as the documents incorporated by reference in the Prospectus Supplement and Prospectus.

A decision to participate or not participate in the Global Note Offering will involve certain risks. It is important that you read ‘‘Risk Factors’’ beginning on page S-10 of this document.

None of the Republic, the Joint Dealer Managers, the Information and Exchange Agent or the Luxembourg Exchange Agent has expressed any opinion as to whether the terms of the Global Note Offering are fair. None of the Republic, the Joint Dealer Managers, the Information and Exchange

Agent or the Luxembourg Exchange Agent makes any recommendation that you offer to exchange Eligible Notes for New Notes, sell Eligible Notes for cash, purchase New Notes or refrain from doing so pursuant to the Global Note Offering and no one has been authorized by the Republic, the Joint Dealer Managers, the Information and Exchange Agent or the Luxembourg Exchange Agent to make any such recommendation. You must make your own decision as to whether to offer to exchange Eligible Notes for New Notes, offer to sell Eligible Notes for cash, purchase New Notes or refrain from doing so.

You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to submit Offers and deliver Eligible Notes. None of the Republic, the Joint Dealer Managers, the Information and Exchange Agent or the Luxembourg Exchange Agent is responsible for your compliance with these legal requirements. It is important that you read ‘‘Jurisdictional Restrictions’’ beginning on page S-37 of this Prospectus Supplement.

The Republic has prepared the Global Note Offering and is solely responsible for its contents. You are responsible for making your own examination of the Republic and your own assessment of the merits and risks of submitting an Offer to exchange or sell Eligible Notes and offering to purchase New Notes pursuant to the Cash Offering. By making an Offer of your Eligible Notes or offering to purchase New Notes, you will be deemed to have acknowledged that:

•	you have reviewed the Global Note Offering;

•	you have had an opportunity to request and review any additional information that you may need; and

•	the Joint Dealer Managers are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the Global Note Offering.

The Republic and the Joint Dealer Managers are not providing you with any legal, business, tax or other advice in the Global Note Offering. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to submit Offers to exchange or sell Eligible Notes or purchase New Notes.

As used in this Prospectus Supplement, ‘‘business day’’ means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

In this Prospectus Supplement, all amounts are expressed in South African rand (‘‘R’’, ‘‘Rand’’ or ‘‘rand’’), Euro (‘‘€’’) or U.S. dollars (‘‘US$’’, ‘‘$’’ or ‘‘dollars’’), except as otherwise specified. On May 4, 2007 the noon buying rate for cable transfers of rand, as reported by the Federal Reserve Bank of New York, was 6.9250 rand per dollar (or 0.1444 dollars per rand). On May 4, 2007 the Euro foreign exchange reference rate for the rand as at 2:15 p.m. Central European Time was 9.4745 rand per Euro (or 0.1055 Euro per rand).

The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the New Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by the Republic, the Joint Dealer Managers, the Information and Exchange Agent and the Luxembourg Exchange Agent to inform themselves about, and to observe, any such restrictions. See ‘‘Jurisdictional Restrictions’’ in this Prospectus Supplement.

FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and the Prospectus contain certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of South Africa and the economic, monetary and financial conditions of the Republic, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and South Africa undertakes no obligation to publicly update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	external factors, such as interest rates in financial markets outside South Africa and social and economic conditions in South Africa’s neighbors and major export markets; and

•	internal factors, such as general economic and business conditions in South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the Global Note Offering, including this Prospectus Supplement and the Prospectus, and the transactions contemplated by the Global Note Offering, may be restricted by law in certain jurisdictions. The Republic is making the Global Note Offering only in those jurisdictions where it is legal to do so. The Global Note Offering is void in all jurisdictions where it is prohibited. If materials relating to the Global Note Offering come into your possession, you are required by the Republic to inform yourself of and to observe all of these restrictions. The materials relating to the Global Note Offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Global Note Offering be made by a licensed broker or dealer and a Joint Dealer Manager or any affiliate of a Joint Dealer Manager is a licensed broker or dealer in that jurisdiction, the Global Note Offering shall be deemed to be made by the Joint Dealer Manager or such affiliate on behalf of the Republic in that jurisdiction. For more information, see ‘‘Jurisdictional Restrictions.’’

This Prospectus Supplement and the Prospectus have been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Republic, the Joint Dealer Managers, the Information and Exchange Agent or the Luxembourg Exchange Agent or any person who controls a Joint Dealer Manager, the Information and Exchange Agent or the Luxembourg Exchange Agent or any director, officer, employee or agent of the Joint Dealer Managers, the Information and Exchange Agent or the Luxembourg Exchange Agent or any affiliate of such person will accept any liability or responsibility whatsoever in respect of any difference between the Prospectus Supplement and the Prospectus distributed to you in electronic format and the Prospectus Supplement and the Prospectus in their original form.

SUMMARY

This Prospectus Supplement and the accompanying Prospectus contain information that should be read carefully before any decision is made with respect to the Global Note Offering. Any decision to invest in the New Notes by an investor should be based on consideration of the Prospectus Supplement and the accompanying Prospectus as a whole. You should read the entire Prospectus Supplement and the accompanying Prospectus carefully. The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Prospectus Supplement and the Prospectus. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Prospectus Supplement. Following the implementation of the relevant provisions of the Prospectus Directive in each member state of the European Economic Area (each a ‘‘Member State’’), no civil liability will attach to the Republic in any such Member State solely on the basis of this summary, including any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with other parts of this Prospectus Supplement and the Prospectus. Where a claim relating to the information contained in the Prospectus Supplement or the accompanying Prospectus is brought before a court in a Member State, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the Prospectus Supplement and the accompanying Prospectus before the legal proceedings are initiated.

The Issuer

Issuer:	Republic of South Africa.

Risk Factors:	The Global Note Offering is subject to certain risks:

•	Risks associated with the New Notes generally include: (1) the trading market for debt securities may be volatile and may be adversely impacted by many events; (2) there could be no active trading market for the New Notes; (3) the New Notes may not be a suitable investment for all investors; (4) the New Notes are unsecured; (5) the terms of the New Notes may be modified, waived or substituted without the consent of all of the holders; (6) there can be no assurance that New York law in effect as at the date of this Prospectus Supplement will not be modified; and (7) there may be certain legal restraints in relation to investment in the New Notes with regard to your particular circumstances.

•	Risks associated with the Republic generally include: (1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; (2) certain economic risks are inherent in any investment in an emerging market country such as the Republic; (3) there can be no assurance that the Republic’s credit rating will not change.

For further information, see ‘‘Risk Factors’’ commencing on page S-10 of this Prospectus Supplement.

The New Notes

Securities Offered:	5.875% Notes due 2022.

Maturity Date:	May 30, 2022.

Issue Date:	The New Notes are expected to be issued on or about May 30, 2007.

Interest Payment Dates:	May 30 and November 30 of each year, commencing November 30, 2007.

ISIN:	US836205AL88

CUSIP:	836205AL8

Common Code:	030226798

Status and Ranking:	Upon issuance, the New Notes will be our direct unconditional and general obligations and will rank equally with our other external debt denominated in currencies other than Rand which is (i) payable to a person or entity not resident in South Africa and (ii) not owing to a South African citizen. See ‘‘Debt Securities — Status of the Debt Securities’’ and ‘‘Debt Securities — Negative Pledge’’ in the accompanying Prospectus.

Markets:	The New Notes are offered for sale in those jurisdictions where it is legal to make such offers. See ‘‘Joint Dealer Managers and Joint Book Runners; Plan of Distribution’’ and ‘‘Jurisdictional Restrictions’’.

Listing and admission to trading:	Application has been made to list and trade the New Notes on the regulated market ‘‘Marché Officiel’’ of the Luxembourg Stock Exchange.

Form:	The New Notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement:	Beneficial interests in the New Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the New Notes will be issued in definitive form. Investors may elect to hold interests in the New Notes through DTC, Euroclear or Clearstream Banking Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems. See ‘‘Global Clearance and Settlement’’.

Paying Agent in Luxembourg:	Deutsche Bank Luxembourg S.A.

Payment of Principal and Interest:	Principal and interest on the New Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the New Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See ‘‘Description of the New Notes — Payments of Principal and Interest’’ and ‘‘Global Clearance and Settlement — Ownership of New Notes through DTC, Euroclear and Clearstream Banking Luxembourg’’.

Default:	The New Notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the New Notes prior to maturity. See ‘‘Debt Securities — Default’’ and ‘‘— Acceleration of Maturity’’ in the accompanying Prospectus.

Collective Action Securities:	The New Notes will be designated collective action securities under the Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003, between the Republic and Deutsche Bank Trust Company Americas (the ‘‘Fiscal Agency Agreement’’). The New Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the New Notes. These provisions are commonly referred to as ‘‘collective action clauses.’’ Under these provisions, we may amend certain key terms of the New Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding New Notes. Additionally, if an event of default has occurred and is continuing, the New Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding New Notes. These provisions are described in the sections entitled ‘‘Description of the New Notes — Default; Acceleration of Maturity’’ and ‘‘— Amendments and Waivers’’ in this Prospectus Supplement and ‘‘Collective Action Securities’’ in the accompanying Prospectus.

Sinking Fund:	None.

Prescription Period:	None.

Fiscal Agency Agreement:	The New Notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation:	For a discussion of United States, South African and Luxembourg tax consequences associated with the New Notes, see ‘‘Taxation’’ in this Prospectus Supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the New Notes.

Governing Law:	The New Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the New Notes, which will be governed by the laws of the Republic of South Africa.

Trading:	The New Notes are expected to begin trading on a when-and-if-issued basis following the announcement of the results of the Global Note Offering.

RISK FACTORS

You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the New Notes involves certain risks. In addition, the purchase of the New Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the New Notes. You should make your own inquiries as you deem necessary without relying on the Republic, any Joint Dealer Manager or any Joint Book Runner and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the New Notes. You should consider, among other things, the following:

Risks Relating to the New Notes

The trading market for debt securities may be volatile and may be adversely impacted by many events

The market for the New Notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in South Africa, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the New Notes or that economic and market conditions will not have any other adverse effect.

There could be no active trading market for the New Notes

The New Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the New Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the New Notes does not develop or is not maintained, the market or trading price and liquidity of the New Notes may be adversely affected. If the New Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to list and trade the New Notes on the Regulated Market ‘‘Marché Officiel’’ of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The New Notes may not be a suitable investment for all investors

You must determine the suitability of investment in the New Notes in the light of your own circumstances. In particular, you should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the New Notes and the merits and risks of investing in the New Notes;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the New Notes and the impact the New Notes will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the New Notes, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the New Notes and be familiar with the behavior of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The New Notes are unsecured

The New Notes constitute unsecured obligations of the Republic.

The New Notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders

The New Notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as ‘‘collective action clauses’’. Under these provisions, certain key provisions of the New Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding New Notes. See ‘‘Description of the New Notes — Default; Acceleration of Maturity’’ and ‘‘— Amendments and Waivers’’ in this Prospectus Supplement and ‘‘Collective Action Securities’’ in the accompanying Prospectus.

There can be no assurance that the laws of the State of New York in effect as at the date of this Prospectus will not be modified

The conditions of the New Notes are based on the laws of the State of New York in effect as at the date of this Prospectus Supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this Prospectus Supplement.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the New Notes are legal investments for you, (2) the New Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any New Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of New Notes under any applicable risk-based capital or similar rules.

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See ‘‘Description of Debt Securities — Governing Law; Consent to Service’’ in the accompanying Prospectus.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

Certain economic risks are inherent in any investment in an emerging market country such as South Africa.

Investing in an emerging market country such as South Africa carries economic risks. These risks include economic instability that may affect South Africa’s economic results. Economic instability in South Africa in the past and in other emerging market countries has been caused by many different factors, including the following:

•	general economic and business conditions;

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange rates;

•	exchange controls;

•	wage and price controls;

•	foreign currency reserves;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the New Notes, may adversely affect the value or liquidity of the New Notes.

There can be no assurance that South Africa’s credit rating will not change.

Long-term foreign currency debt of South Africa is currently rated BBB+ by Fitch Ratings and Standard & Poor’s and Baa1 by Moody’s. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in South Africa’s credit rating could adversely affect the trading price of the New Notes.

THE ISSUER

South Africa has been an established constitutional democracy since 1994, when it held its first fully democratic national elections. Mr. Thabo Mbeki was elected to his second term as President in South Africa’s third fully democratic national elections in April 2004.

South Africa has the most developed economy in sub-Saharan Africa, with a gross domestic product (‘‘GDP’’) equal to more than five times that of its six immediate neighbors combined and which comprised one third of the combined GDP of Sub-Saharan Africa in 2005. The major strengths of the South African economy are its manufacturing sector, its strong physical and economic infrastructure and its abundant natural resources, including gold, platinum metals and coal.

South Africa’s current economic expansion, which began in September 1999 and is the longest business cycle upswing on record, gathered further momentum in 2006. South Africa’s economy continued to expand at a robust pace in 2006, generating new jobs, broadening the consumer base and providing impetus for rapid growth in investment.

The 2007 National Budget presented to Parliament on February 21, 2007 provided for the first main budget surplus in South African history. Economic growth of 4.8% is projected in 2007, down slightly from an estimated 4.9% achieved in 2006.

The benign interest rate climate has supported a broad-based economic expansion, with exceptional growth in the construction, finance, transport and communication sectors. The manufacturing sector has grown by more than 4% a year since 2004. Conversely, poor performances by agriculture and mining weighed on growth in 2006.

Investment across the economy underpins the positive outlook. Investment increased by 11.7% in the first nine months of 2006, and as a percentage of GDP rose to 18.4%. Private-sector investment, accounting for 72.6% of total investment, has responded to lower interest rates, buoyant demand conditions and the South African National Government’s (‘‘National Government’’) infrastructure program. Investment growth was strongest in the transport, storage and communications sector at 18.5%, as Transnet (the state-owned transport utility) significantly accelerated capital spending. Over the same period, investment in the financial and manufacturing sectors grew by 14.8% and 10.2% respectively. Investment in the electricity, gas and water sector grew by 9.2% as utilities expanded capacity.

Robust investment growth is expected over the medium term as the National Government maintains its focus on the extension and improvement of transportation links, increasing electricity supply and provision of housing close to places of employment. Strong investment spending by the private sector linked to the Gautrain rail link between Johannesburg and Pretoria and 2010 FIFA World Cup stadiums is projected over the medium term expenditure framework period.

Household consumption, which rose an estimated 7% in 2006, remains robust. Some dampening of consumption growth is expected in 2007 in response to interest rate increases in 2006.

Elevated import levels, high oil prices and an increase in Southern African Customs Union payments contributed to a widening of the deficit on the current account of the balance of payments in 2006. The current account deficit is expected to remain significant, in line with capital goods imports associated with investment spending. However, a range of factors may act to moderate the deficit, including improved export performance, lower oil prices and slower growth in imports of consumer goods. Exports have benefited from record commodity prices. Further gains are expected as the result of a more competitive exchange rate and a rebound in mining production. Moderate growth in unit labor costs, policy reforms and improved efficiencies in network industries may also support competitiveness.

The global economic environment remains supportive of a sustained expansion of the domestic economy, although there are risks associated with global imbalances. Capital inflows are expected to cover the current account deficit as rand-denominated assets remain attractive to foreign investors. Net capital inflows (including unrecorded transactions) reached R96.3 billion in the first nine months of 2006.

The trade-weighted exchange rate eased by 15.5% over the course of 2006, as commodity prices retreated from all-time highs and investor sentiment shifted mildly away from emerging markets. The South African Reserve Bank continued the prudent accumulation of reserves, with gross gold and other foreign exchange reserves reaching US$25.9 billion at the end of January 2007. Consumer inflation (excluding mortgage interest costs) has remained within the inflation target band set by the South African Reserve Bank, averaging 4.6% in 2006, compared to 3.9% in 2005.

The National Government believes that further proposed reforms to South Africa’s social security system will boost participation in the economy and provide greater stability in household incomes and spending over the long term.

The fiscal stance taken by the National Government creates space for further reforms and enables rising funding levels for public sector infrastructure spending, improvements within the education system and other government priorities such as HIV and AIDS as well as crime prevention, while enhancing the competitiveness of the economy and sustaining the current growth trajectory.

RECENT DEVELOPMENTS

This section provides information that supplements the information about South Africa corresponding to the headings below that is included in South Africa’s Annual Report on Form 18-K, as amended, which was filed with the Commission on December 6, 2006. To the extent that the information in this section differs from the information contained in South Africa’s Annual Report, you should rely on the information in this section.

On March 22, 2007, the South African Reserve Bank released its Quarterly Bulletin. South Africa filed the Quarterly Bulletin with the Commission on May 8, 2007 under cover of Form 18-K/A, which is incorporated by reference into this Prospectus Supplement and the Prospectus. You should read the Quarterly Bulletin in conjunction with the other information appearing elsewhere in this Prospectus Supplement and the Prospectus.

Republic of South Africa

Broad Based Black Economic Empowerment

In February 2007, the long awaited Codes of Good Practice (the ‘‘Codes’’), were gazetted in accordance with the Broad Based Black Economic Empowerment Act. The Codes are intended to provide generic standards and a framework for the implementation of Black Economic Empowerment (‘‘BEE’’) throughout the South African economy in order to redress historical economic imbalances created under the apartheid system.

The process of developing the Codes began in April 2004, with the drafting of the first phase of the Codes of Good Practice, which was approved by Cabinet in 2005. The first phase of the Codes dealt with (amongst others) the conceptual framework for BEE, sectoral BEE charters and scorecards for measuring BEE. The drafting of phase two of the Codes began in April 2005.

The Codes are viewed as standards structured along the lines of the standards issued by the accounting and auditing fraternity. They simply provide universal standards for the implementation of BEE initiatives and the measurement of such initiatives with a view to providing consistency, transparency and a clear direction on BEE. The Codes, under the guidance of the Department of Trade and Industry, were developed and finalized through an extensive consultation process involving chambers of business, big business, black business, labour and civil society. International road shows involving foreign investors were conducted to solicit input into the drafting process. Extensive workshops were held with government departments as well as content experts to explain the Codes and to solicit input into the drafting process. Feedback was received from various interested parties and technical working groups were established to provide further inputs as well. The South African Parliament, through the portfolio committees, was also consulted in the drafting process.

In addition, the revised Financial Sector Charter (the ‘‘Charter’’) was also gazetted in February 2007. The Charter (although it has been in existence since 2002) has now been formalized in terms of the BEE legislation and aims to promote a transformed and competitive financial sector and will constitute the framework and principles upon which BEE will be implemented in the financial sector.

A number of financial sector transactions have recently been concluded in pursuance of the principles of the Charter. The largest BEE transaction of this nature in 2006 was the conversion of the Royal Bafokeng Nation’s royalty rights into a 12.1% stake in Impala Platinum Holding Limited’s issued equity, with a value of R10.6 billion.

The 2007 National Budget indicated further tax reforms to promote BEE and has allocated some R2.8 billion to the National Empowerment Fund, an initiative set up in order to support BEE.

Mining Industry Reform

The Department of Minerals and Energy (DME) and the global mining group De Beers (which produces approximately 40% of the world’s supply of rough diamonds) announced, in February 2007, a ground breaking agreement aimed at facilitating broad BEE ownership within the diamond sector as well as creating a sustainable diamond mining and exploration industry in SA. In terms of this agreement, it is the intention of both parties that, following full consultation with affected parties, the West Coast operations of Alexkor (a state-owned mining entity) and De Beers’ Namaqualand Mines, will be amalgamated into a new, stand alone diamond mining company. As a first step in this process, De Beers will be issuing, through a special purpose vehicle, a 20% stake in its Namaqualand Mines to the DME. It is expected that the process of consolidating these assets will be concluded in 2008 and thereafter the option of a listing may be fully examined by the operator of this new company. It is not De Beers’ intention to be the operator of this company and De Beers will dilute its stake over time.

A group of Italian mining companies with holdings in South Africa recently launched a €266 million damages claim against the National Government, alleging that the effect of current mining legislation in South Africa amounts to expropriation without provision for compensation in violation of bilateral trade and investment protection treaties.

The DME has stated that this case will be rigorously defended as no damage has been suffered by the complainants. The World Bank’s International Centre for the Settlement of Investment Disputes (ICSID) has granted the mining companies’ request for compulsory international arbitration against the South African Government.

HIV and Aids

The National Government continues to make the fight against HIV and AIDS a high priority. In the 2007 National Budget, an additional amount of R7.2 billion was set aside for the next three years to cover HIV and AIDS programs, additional pay for health workers and for improving hospitals. Spending on dedicated HIV and AIDS programs by health, education and social development departments will exceed R5 billion annually by 2009/10.

Regulation of the Financial Sector

The National Credit Act will be fully in force on June 1, 2007 and repeals previous credit legislation. The National Credit Act established a National Credit Regulator and a National Consumer Tribunal and aims to regulate all credit bureaus.

In early 2007, the Department of Trade and Industry made the proposed Companies Bill (the ‘‘Bill’’) available for public comment. The Bill represents a significant departure from the existing statute and sets out to modernize South Africa’s Companies Act of 1973, aligning it with international jurisdictions and post-1994 South Africa. The Bill also reduces the cost of registering and maintaining a company and the regulatory burden and compliance costs for small and medium-sized businesses, while enhancing corporate governance, transparency and accountability of large and widely-held firms. It will also result in improved regulatory oversight and better redress for shareholders. Significantly, the Bill introduces a new business rescue scheme that will facilitate the turnaround of struggling firms.

THE GLOBAL NOTE OFFERING

Results of the Global Note Offering

On May 8, 2007, the Republic commenced the Invitation on the terms and subject to the conditions described in the prospectus supplement dated May 8, 2007 to the Prospectus.

The Invitation expired at 3:00 P.M. New York City time, on May 15, 2007.

Pursuant to the Invitation, the Republic expects to issue US$555,544,000 aggregate principal amount of New Notes. In addition, the Republic will issue US$444,456,000 aggregate principal amount of New Notes pursuant to the Cash Offering. Accordingly, the total aggregate principal amount of New Notes to be issued by the Republic pursuant to the Global Note Offering is US$1,000,000,000. The New Note issue price is US$996.35 per US$1,000 principal amount of New Notes. The definitive amount of New Notes to be issued and the Eligible Notes to be repurchased is subject to final confirmation by the Information and Exchange Agent.

The following table sets forth approximately:

•	The aggregate principal amount of USD Eligible Notes to be acquired in exchange for New Notes pursuant to the Invitation;

•	The aggregate principal amount of New Notes to be issued in exchange for USD Eligible Notes pursuant to the Invitation;

•	The aggregate principal amount of Eligible Notes to be tendered for purchase pursuant to the Invitation; and

•	The aggregate principal amount of Eligible Notes remaining outstanding following the settlement and cancellation of Eligible Notes surrendered in exchange for New Notes or tendered for purchase.

Series of Notes	ISIN	Common Code	Repurchase Price	New Issue Price
9 1/8% Notes due 5/19/2009	US836205AE46	009777270	US$1,075.96	US$996.35
7% Notes due 4/10/2008	XS0127518933	012751893	€1,022.13	N/A
8½% Notes due 6/23/2017	US836205AD62	007780478	US$1,234.78	US$996.35

Series of Notes	ISIN	Common Code	Aggregate Principal Amount Accepted for Exchange (US$)	Aggregate Principal Amount of New Notes to be Issued (US$)	Aggregate Principal Amount Purchased for Cash (Equivalent in US$)	Aggregate Principal Amount Remaining Outstanding (US$/€)
9 1/8% Notes due 5/19/2009	US836205AE46	009777270	477,423,000	477,423,000	410,778,000	US$611,799,000
7% Notes due 4/10/2008	XS0127518933	012751893	N/A	N/A	233,278,290	€328,434,000
8½% Notes due 6/23/2017	US836205AD62	007780478	78,121,000	78,121,000	18,090,000	US$140,789,000
TOTAL AMOUNT			555,544,000	555,544,000	662,146,290

Settlement

The Settlement Date for the Global Note Offering is expected to be May 30, 2007. Bondholder Communications Group will act as Information and Exchange Agent in connection with the New Notes issued pursuant to accepted Exchange Offers.

On the Settlement Date:

•	If the Republic has accepted your Offer, you, as the identified account holder, or DTC, Euroclear or Clearstream Banking Luxembourg, as the case may be, on your behalf, must deliver to the Republic good and marketable title to your Eligible Notes, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind.

•	In return you will receive, as applicable:

•	In the case of Exchange Offer Qualifying Eligible Holders, solely by credit to the DTC, Euroclear or Clearstream Banking Luxembourg account in which your Eligible Notes being exchanged were held, the New Notes to which you are entitled; and

•	solely by same-day credit to the DTC, Euroclear or Clearstream Banking Luxembourg account in which your Eligible Notes being exchanged (or, in the case of Tender Offer Qualifying Holders only, purchased) were held, the cash amounts to which you are entitled pursuant to the terms of the Invitation.

•	If you are purchasing New Notes for cash pursuant to the Cash Offering, you will pay the purchase price in immediately available funds, in accordance with standard settlement procedures applicable to new issues, and in return you will receive, solely by credit to the account designated to the Joint Book Runners, the New Notes to which you are entitled.

The determination by the Republic of the consideration to be received by the noteholders and any other calculation or quotation made with respect to the Global Note Offering shall be conclusive and binding on you, absent manifest error.

See ‘‘Global Clearance and Settlement’’ for a description of settlement procedures.

Market for the Eligible Notes and the New Notes

The Republic intends to cancel all Eligible Notes acquired by it pursuant to the Invitation. Accordingly, the exchange of Eligible Notes pursuant to the Invitation will reduce the aggregate principal amount of Eligible Notes that otherwise might trade in the public market, which could adversely affect the liquidity and market value of the remaining Eligible Notes not offered or accepted pursuant to the Invitation. Eligible Notes not exchanged or purchased pursuant to the Invitation will remain outstanding.

The New Notes are a new issue of securities with no established trading market. The Republic has been advised by the Joint Book Runners that they intend to make a market in the New Notes but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to admit the New Notes for trading on the regulated market ‘‘Marché Officiel’’ of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the New Notes. The price at which the New Notes will trade in the secondary market is uncertain.

Certain Other Matters

The Republic reserves the right following completion or cancellation of the Global Note Offering to offer to call, exchange or buy Eligible Notes or sell new securities (including additional New Notes), or to issue a new invitation to submit Offers to exchange or sell Eligible Notes or purchase new securities, in each case on terms that may be the same as, or more or less favorable than those contemplated by the Global Note Offering. The making of any such new Offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the principal amount of Eligible Notes retired pursuant to the Invitation.

DESCRIPTION OF THE NEW NOTES

This Prospectus Supplement describes the terms of the New Notes in greater detail than the Prospectus and may provide information that differs from the Prospectus. If the information in this Prospectus Supplement differs from the Prospectus, you should rely on the information in this Prospectus Supplement.

The New Notes are to be issued pursuant to an Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003 (the ‘‘Fiscal Agency Agreement’’), between South Africa and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Fiscal Agent (the ‘‘Fiscal Agent’’). The following statements and the statements under ‘‘Description of Debt Securities’’ in the Prospectus briefly summarize some of the terms of the New Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, filed or to be filed by South Africa with the Commission.

The New Notes, issued in and aggregate principal amount of US$1,000,000,000, bear interest at the rate of 5.875% per annum and mature on May 30, 2022. Interest on the New Notes is payable semi-annually on May 30 and November 30 of each year, commencing November 30, 2007, to the persons in whose names the New Notes are registered at the close of business on the day preceding May 15 or November 15 (whether or not a business day), as the case may be. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of the actual number of days in respect of which payment is being made divided by the number of days from, and including, the preceding interest payment date (or the issue date in the case of the first interest payment date) to, but excluding, the relevant interest payment date.

The New Notes constitute direct, unconditional, general and unsecured obligations of the Republic and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others. The full faith and credit of the Republic has been pledged for the due and punctual payment of, and the due and timely performance of all the Republic’s obligations relating to, the New Notes.

The New Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to South Africa’s outstanding external debt issued prior to May 16, 2003. Under these provisions, South Africa may amend the payment provisions of the New Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding New Notes. See ‘‘Description of Debt Securities — Collective Action Securities’’ in the Prospectus.

The New Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the New Notes will be redeemed at par. Nevertheless, South Africa may at any time repurchase the New Notes at any price in the open market or otherwise. South Africa may hold or resell the New Notes it purchases or may surrender them to the Fiscal Agent for cancellation. Additional terms of the New Notes are described in the Prospectus under ‘‘Description of Debt Securities.’’

The Fiscal Agent is not a trustee for the holders of the New Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Form, Denominations and Registration

The statements set forth in this Prospectus Supplement in this subsection and in ‘‘Definitive New Notes’’ and in the section entitled ‘‘Global Clearance and Settlement’’ include summaries of certain rules and procedures of DTC, Clearstream Banking Luxembourg and Euroclear that affect transfers of interests in the Global Notes.

The New Notes will be issued as one or more Global Notes in book-entry form registered in the name of a nominee of DTC. Book-entry interests in the Global Notes and all transfers relating to such interests in the Global Notes will be reflected in the book-entry records of DTC. The depositary for DTC will be Deutsche Bank Trust Company Americas.

Beneficial interests in the Global Notes, which will be in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof, will be represented in, and transfers of such beneficial interests will be effected through, accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream Banking Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If you so choose, you may hold your beneficial interests in the Global Notes through Euroclear or Clearstream Banking Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the Global Notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, you may elect to hold your beneficial interests the Global Notes:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream Banking Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Global Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the New Notes. The ability of Euroclear or Clearstream Banking Luxembourg to take actions as a holder under the New Notes or the Restated Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

As an owner of a beneficial interest in the Global Notes, you will generally not be considered the holder of any New Notes under the Fiscal Agency Agreement.

The laws of some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, your ability to transfer interests in a U.S. dollar Global Note may be limited.

Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have the New Notes registered in their names, will not receive or be entitled to receive physical delivery of the New Notes in definitive form and will not be considered the holders of the New Notes under the Fiscal Agency Agreement or the New Notes. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of New Notes. South Africa understands that, under existing industry practice, in the event that any owner of a beneficial interest in the Global Notes desires to take any action that the registered owner, as the holder of such Global Notes, is entitled to take, the registered owner would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

Payment of principal of and interest on the Global Notes will be made to the nominee of DTC, as the registered owner. The principal of and interest on the New Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or interest on the Global Notes, participants’ accounts will be credited in accordance with applicable DTC rules and procedures. Neither South Africa nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Any moneys held by the Fiscal Agent in respect of the New Notes and remaining unclaimed for two years after the amount becomes due and payable will be returned to South Africa, and the holder of such New Note will thereafter look only to South Africa for any payment to which the holder may be entitled. See ‘‘Description of New Notes — Prescription’’ in this Prospectus Supplement.

Foreign Currency Risks

An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the New Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the New Notes.

Prescription

To the extent permitted by applicable law, the New Notes will become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or Paying Agent on or prior to the maturity date, the date on which notice is given to holders of the New Notes that payment in full has been received.

Definitive New Notes

South Africa will cause New Notes to be issued in definitive form in exchange for Global Notes only if DTC, or the nominee thereof notifies South Africa in writing that it is no longer willing or able to discharge its responsibilities as depositary for the Global Notes properly, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and South Africa is unable to locate a qualified successor within 90 days after receiving such notice, or if an event of default has occurred and is continuing as described under ‘‘Description of Debt Securities — Events of Default’’ in the Prospectus. South Africa may also at any time and in its sole discretion determine not to have any of the New Notes represented by the Global Notes. If any of the above events occurs, South Africa will reissue the New Notes in fully certificated, registered form in minimum denominations of US$100,000 and integral multiples of US$1,000 in excess thereof and will recognize the registered holders of the definitive New Notes as holders under the Fiscal Agency Agreement. Such New Notes may be presented for registration of transfer or exchange at the office of the Fiscal Agent in The City of New York, at the office of the Fiscal Agent’s affiliate in London, England, or at the office of the Listing and Paying Agent in Luxembourg, and principal and interest will be payable at such offices, provided that interest may be paid by check mailed to the registered holders of the definitive New Notes. In the event of the issuance of definitive New Notes, South Africa will publish a notice in a leading newspaper with general circulation in Luxembourg announcing such issuance and, for as long as the New Notes are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, the South African government will maintain a transfer agent and paying agent in Luxembourg.

A definitive New Note will be transferable in whole or in part in an authorized denomination upon the surrender of the certificate evidencing the definitive New Notes to be transferred, together with the form of transfer duly endorsed on it completed and executed, at the specified office of any transfer agent. In the case of a transfer of only part of a definitive New Note, a new certificate in respect of the balance not transferred will be issued to the transferor.

In the event that definitive New Notes are issued, the Transfer and Paying Agent and its specified office shall be as set forth at the end of this document, and payment of principal will be made only against presentation and surrender of the definitive New Notes to the Transfer and Paying Agent. The South African government reserves the right at any time to vary or terminate the appointment of any transfer agent and paying agent and to appoint additional or other transfer agents and paying agents. If the South African government appoints additional or other transfer or paying agents in Luxembourg, notice of such change will be published in Luxembourg as set forth in the section entitled ‘‘Description of New Notes — Notices’’ in this Prospectus Supplement.

Replacement of the New Notes

Should any definitive New Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as the South African government may require. Mutilated New Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the New Notes and shall be made at the specified office of the Fiscal Agent in The City of New York or the Listing and Paying Agent in Luxembourg set out at the end of this document.

Further Issues

South Africa may from time to time, without notice to or the consent of the registered holders of the New Notes, create and issue further notes ranking equally and ratably with the New Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the New Notes and shall have the same terms as to status, redemption or otherwise as the New Notes, provided that such additional notes do not have, for purposes of United States federal income taxation, a greater amount of original issue discount, if any, than the New Notes have as of the date of the issue of such additional notes.

Notices

So long as the New Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, South Africa will publish notices in a daily newspaper of general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, South Africa will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. South Africa will also publish all notices in London in the Financial Times and in New York in The Wall Street Journal. Notices shall be deemed to have been given on the date of their publication or, if published more than once on different dates, on the first date on which publication is made.

Luxembourg Paying Agent

So long as New Notes are listed on the regulated market ‘‘Marché Officiel’’ of the Luxembourg Stock Exchange and the rules of such stock Exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Deutsche Bank Luxembourg S.A. to serve as its paying agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a ‘‘banking organization’’ under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code; and

•	a ‘‘clearing agency’’ registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of New Notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the New Notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry security through

Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the Fiscal Agent generally will treat the registered holder of the New Notes, initially Cede & Co., as the absolute owner of the New Notes for all purposes. Once the Republic and the Fiscal Agent make payments to the registered holders, the Republic and the Fiscal Agent will no longer be liable on the New Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the New Notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the New Notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the New Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The Fiscal Agent will not charge you any fees for the New Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed New Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the New Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the New Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the New Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the New Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the New Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the New Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the New Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the New Notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the New Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the New Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the New Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the New Notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the New Notes were credited to the participant’s account. However, interest on the New Notes would accrue from the value date. Therefore, in many cases the interest income on New Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the New Notes can use its usual procedures for transferring New Notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer New Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the New Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the New Notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the New Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases New Notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a)	borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b)	borrowing the New Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the New Notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

The following is a summary of certain material U.S. federal income tax consequences of the Global Note Offering that may be relevant to holders who are beneficial owners of the Eligible Notes or New Notes. This summary deals only with holders that hold the Eligible Notes and will hold the New Notes, as applicable, as capital assets. The summary with respect to holders of New Notes deals only with initial purchasers of New Notes at the issue price pursuant to the Cash Offering and holders receiving New Notes pursuant to the Exchange. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular investors, and does not address state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold the Notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).

As used herein, the term ‘‘U.S. Holder’’ means a beneficial owner of Eligible Notes or New Notes, as applicable, that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. A ‘‘Non-U.S. Holder’’ means a holder of an Eligible Note or New Note that is an individual, corporation, trust or estate that is not a U.S. Holder.

The U.S. federal income tax treatment of a partner in a partnership that holds Eligible Notes or New Notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisor concerning the U.S. federal income tax consequences to their partners of the Global Note Offering.

The summary is based on the tax laws of the United States including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE GLOBAL NOTE OFFERING, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

U.S. Holders

Tender and Exchange of the Eligible Notes

A sale of Eligible Notes for cash by a U.S. Holder pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. An exchange of USD Eligible Notes for New Notes pursuant to the Exchange Offer will be considered a modification of the USD Eligible Notes for U.S. federal income tax purposes. The tax consequences of such a modification will depend on whether the modification is considered ‘‘significant.’’ As discussed below, in general, if the modification is significant, the Exchange will be a taxable transaction. If it is not significant, the Exchange will not be taxable to a U.S. Holder except with respect to any cash payments received in respect of the USD Eligible Notes.

The determination whether a modification is significant will be made separately as to each type of USD Eligible Note. Under the applicable U.S. Treasury regulations, a modification will be considered significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Because a number of material substantive terms of the USD Eligible Notes that mature in 2009, 2012 and 2014 (e.g., repayment schedules and/or yield) will change as a result of the Exchange, the Republic intends to treat the Exchange as a significant modification of those USD Eligible Notes for U.S. federal income tax purposes.

However, the U.S. federal income tax consequences of an exchange of USD Eligible Notes maturing in 2017 (‘‘2017 Notes’’) is unclear, and will depend on the final terms of the New Notes and the final Repurchase Price of the 2017 Notes. U.S. Holders of 2017 Notes should consult their tax advisors as to whether an exchange of 2017 Notes for New Notes will constitute a significant modification of the 2017 Notes for U.S. federal income tax purposes. The following discussion assumes that the Exchange will be a significant modification of USD Eligible Notes for U.S. federal income tax purposes, although no assurances can be given that an exchange of 2017 Notes for New Notes will constitute a significant modification of the 2017 Notes.

A U.S. Holder will recognize gain or loss in connection with the Tender or Exchange equal to the difference, if any, between the adjusted basis in the Eligible Notes tendered or exchanged and the amount realized on the Tender or Exchange, as discussed further below. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Generally, a U.S. Holder’s adjusted tax basis for an Eligible Note will be its U.S. dollar cost (as defined below in the case of Euro Eligible Notes), increased by the amount of any market discount included in the U.S. Holder’s income with respect to the Note and reduced by the amount of any amortizable bond premium applied to reduce interest on the Note.

The U.S. dollar cost of an Euro Eligible Note purchased with Euro will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of Euro Eligible Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects).

Amount Realized upon Receipt of Foreign Currency.

The amount realized on the sale for an amount in Euro will be the U.S. dollar value of this amount on the date of sale or retirement, or the settlement date for the sale, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). A U.S. Holder will recognize U.S. source exchange rate gain or loss (taxable as ordinary income or loss) on the sale of a Euro Eligible Note pursuant to the Tender equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the Note (or, if less, the principal amount of the Note) (i) on the date of sale and (ii) on the date on which the U.S. Holder acquired the Note. Any such exchange rate gain or loss (including any exchange gain or loss with respect to the receipt of accrued but unpaid interest) will be realized only to the extent of total gain or loss realized on the sale or retirement.

Amount Realized Pursuant to the Exchange.

In the case of USD Eligible Notes exchanged for New Notes, the amount realized on the Exchange will be equal to the issue price (determined as described below) of the New Notes received in the exchange plus the amount of cash received in connection with the Exchange. The issue price of the New Notes will be the first price at which a substantial amount of the New Notes is sold in the Cash Offering to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. If the New Notes are not sold in a Cash Offering, but a substantial amount of such New Notes is traded on an established securities market, the issue price of those New Notes will be their fair market value on the settlement date. A debt instrument is considered to be traded on an established securities market if, at any time during the 60-day period ending 30 days after the issue date of the debt instrument, the debt instrument appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of recent sales transactions (‘‘quotation medium’’). It is anticipated that the New Notes will appear on such a quotation medium.

Treatment of Gain or Loss.

Except to the extent attributable to accrued market discount or, in the case of Euro Eligible Notes, to changes in exchange rates, gain or loss recognized by a U.S. Holder on the Tender or Exchange of an Eligible Note (other than a 7% Note due in 2008 (a ‘‘2008 Note’’), as further discussed below) will be capital gain or loss and will be long term capital gain or loss if the Eligible Note was held by the U.S. Holder for more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The ability of a U.S. Holder to offset capital losses against ordinary income is subject to limitations. Gain or loss on the Tender or Exchange of the Eligible Notes generally will be treated as U.S. source gain or loss. The 2008 Notes may be in bearer form for U.S. federal income tax purposes. Accordingly, gain recognized by a U.S. Holder on the Tender or Exchange of 2008 Notes may be treated as ordinary income, and any loss may not be deductible, unless the U.S. Holder holds the 2008 Notes in accordance with certain procedures specified in applicable U.S. Treasury regulations. U.S. Holders of 2008 Notes are urged to consult their tax advisor regarding the possible application of these rules.

Market Discount.

Gain recognized by a U.S. Holder pursuant to the Tender or Exchange will be treated as ordinary income to the extent of any market discount on the Eligible Notes that has accrued during the period that the U.S. Holder held the Eligible Notes and that has not previously been included in income by the U.S. Holder. An Eligible Note generally will be considered to be acquired with market discount if the initial tax basis of the Eligible Note in the hands of the U.S. Holder was less than the stated redemption price at maturity of the Eligible Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method.

New Notes

Payments of Interest.

Interest on a New Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest paid by the Republic on the New Notes constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisors concerning the applicability of the foreign tax credit and source of income rules to income attributable to the Notes.

Purchase, Sale and Retirement of the New Notes.

A U.S. Holder’s tax basis in a New Note will generally be its U.S. dollar cost, or, in the case of New Notes acquired pursuant to the Exchange Offer, the issue price of the New Notes as described above under ‘‘Tender and Exchange of the Eligible Notes — Amount Realized Pursuant to the Exchange.’’ A U.S. Holder will generally recognize gain or loss on the sale or retirement of a New Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the New Note. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a New Note will generally be capital gain or loss and will be long-term capital gain or loss if the New Note was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a New Note generally will be U.S. source.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to payments made in respect of Eligible Bonds sold or exchanged pursuant to the Invitation, or to payments in respect of

New Notes, unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding tax is not an additional tax; any amounts so withheld may be credited against the U.S. Holder’s federal income tax liability. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished.

Treatment of Non-U.S. Holders

Any gain realized on the sale or exchange of Eligible Notes pursuant to the Invitation, or any sale or exchange of New Notes, by a Non-U.S. Holder will not be subject to United States federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale, and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.

A Non-U.S. Holder will not be subject to United States federal income taxes, including withholding taxes, on any amounts received that are attributable to accrued but unpaid interest, and on interest paid in respect of the New Notes, unless:

(i)	the holder is an insurance company carrying on a United States insurance business to which the interest is attributable, or

(ii)	the holder has an office or other fixed place of business in the United States to which the interest is attributable, and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

The payment of the gross proceeds from the Tender or Exchange of an Eligible Note pursuant to the Invitation, as well as payments of principal and interest on, and the proceeds of sale or other disposition of New Notes, may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service.

Treatment of Holders not Tendering or Exchanging Notes

A Holder whose Notes are not tendered for sale or exchanged pursuant to the Invitation will not incur any U.S. federal income tax liability as a result of the consummation of the Global Note Offering.

South African Taxation

The following is a summary of certain material South African income tax consequences of the acquisition, ownership and disposition of a New Note and, if applicable, the exchange of an Eligible Note for a New Note or the tender of an Eligible Note for cash. This discussion assumes that you hold Eligible Notes and, if applicable, will hold New Notes as capital assets. The discussion does not cover all aspects of South African income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on particular investors, and does not address other tax laws.

Tender of Eligible Notes for Cash

If you tender an Eligible Note for cash, the transaction will result in a capital gain or loss if the Eligible Notes were held as capital assets. The capital gain would be equal to the difference between

(1) the amount of cash received for such Eligible Note, other than the portion of such amount that is properly allocable to accrued interest, which will be treated as a payment of interest for South African income tax purposes to the extent not previously included in income, and (2) the holder’s ‘‘adjusted tax basis’’ for such Eligible Note at the time of sale. Generally, the holder’s ‘‘adjusted tax basis’’ for an Eligible Note will be equal to the price paid for the Eligible Note by such holder, reduced by any amortizable bond premium deducted with respect to the Eligible Note, and increased by any discount with respect to the Eligible Note that has previously been taken into income as interest by the holder.

However, if the holder of the Eligible Note is not a South African tax resident, the capital gain or loss would not be subject to South African capital gains tax, unless the Eligible Notes are attributable to a permanent establishment of the holder situated in the Republic of South Africa.

Acquisition of New Notes

If you purchase a New Note for cash, your ‘‘tax basis’’ in that New Note (used to measure the capital gain or loss on a subsequent sale or other disposition) will be the amount of cash you paid for that New Note.

Your ‘‘tax basis’’ of a New Note received in exchange for an Eligible Note will be the market value of that New Note.

Treatment of Premium and/or Discount as well as coupon interest on New Notes

To the extent that the holder acquired the New Notes at a discount, i.e. where the issue price of the New Notes was less than the principal amount, such discount would be regarded as ‘‘interest’’ for purposes of the South African Income Tax Act, of 1962 (section 24J of the Income Tax Act).

Similarly, where the issue price of the New Notes is greater than the principal amount, the holder will be considered to have purchased the New Note at a premium.

Section 24J of the South African Income Tax Act requires that the holder of a New Note spread the coupon interest and any premium or discount over the term of the New Note, using a predetermined rate referred to as the yield to maturity.

However, under existing South African law, all the amounts of ‘‘interest’’ as determined for purposes of section 24J will be exempt from any taxes, levies, imposts, duties, deductions, withholdings or other charges, of whatsoever nature, imposed, levied, collected, withheld or assessed by the South African government or any political subdivision or taxing authority thereof or therein (all of which are referred to herein as ‘‘South African Taxes’’) so long as the beneficial owner of the relevant debt security is either:

(1)	a natural person who is not a tax resident in South Africa as defined in the South African Income Tax Act, unless:

•	that person carries on business in South Africa through a permanent establishment; or

•	that person was physically present in South Africa for a period exceeding 183 days in aggregate during the relevant year of assessment; or

(2)	a company, incorporated association, corporation or other body corporate which is not a resident as defined in the South African Income Tax Act, who does not carry on business in South Africa through a permanent establishment.

A company, incorporated association, corporation or other body corporate will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa, unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic of South Africa and that other country for the avoidance of double taxation.

Sale or Retirement of New Notes

If you sell or otherwise dispose of a New Note that was held as a capital asset, you will realise a capital gain or loss on the transaction. The capital gain would be equal to the difference between

(1) the amount of cash received for such New Note, other than the portion of such amount that is properly allocable to accrued interest, which will be treated as a payment of interest for South African income tax purposes to the extent not previously included in income, and (2) the holder’s ‘‘adjusted tax basis’’ for such New Note at the time of sale. Generally, the holder’s ‘‘adjusted tax basis’’ for the New Note will be equal to the price paid for the New Note, reduced by any amortizable bond premium deducted with respect to the New Note, and increased by any discount with respect to the New Note that has previously been taken into income as interest by the holder.

However, please note that if the holder of the New Note is not a South African tax resident, the capital gain or loss would not be subject to South African capital gains tax, unless the New Notes are attributable to a permanent establishment of the holder situated in the Republic of South Africa.

Exchange of Eligible Notes for New Notes

If you acquire a New Note in exchange for an Eligible Note, such exchange will be considered as a disposal of the Eligible Note and would therefore trigger a capital gain or loss.

If you exchange an Eligible Note for a New Note, the capital gain determined in respect of the disposal of the Eligible Note would be equal to the difference between:

•	the market value of the New Note at the date of the exchange, plus any cash consideration received; and

•	the holder’s ‘‘adjusted tax basis’’ for the Eligible Note at the time of the exchange. Generally, the holder’s ‘‘adjusted tax basis’’ for the Eligible Note will be equal to the price paid for the Eligible Note by such holder, reduced by any amortizable bond premium deducted with respect to the Eligible Note, and increased by any discount with respect to the Eligible Note that has previously been taken into income as interest by the holder.

Please note that if the holder of the Eligible Note is not a South African tax resident, the capital gain or loss would not be subject to South African capital gains tax, unless the Eligible Notes are attributable to a permanent establishment of the holder situated in the Republic of South Africa.

EU Directive on Taxation of Savings Income

Under EC Council Directive 2003/48/EC on the taxation of savings income (the ‘‘EU Savings Tax Directive’’), each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deduction tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also with effect from July 1, 2005, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Grand Duchy of Luxembourg

The following summary is of a general nature and is included herein solely for information purposes. It is based on the laws presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the New Notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

Withholding Tax

Non-resident holders of New Notes Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005 (the ‘‘Laws’’) mentioned below, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of New Notes, nor on accrued but unpaid interest in respect of the New Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the New Notes held by non-resident holders of New Notes.

Under the Laws implementing the EC Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the ‘‘Territories’’), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which is a resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent.

Where withholding tax is applied, it will be levied at a rate of 15 percent during the first three-year period starting July 1, 2005, at a rate of 20 percent for the subsequent three-year period and at a rate of 35 percent thereafter. Responsibility for the withholding of the tax will be assumed by the Luxembourg Paying Agent. Payments of interest under the New Notes coming within the scope of the Laws would at present be subject to withholding tax of 15 percent.

Resident holders of New Notes

Under Luxembourg general tax laws currently in force and subject to the law of December 23, 2005 (the ‘‘Law’’) mentioned below, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of New Notes, nor on accrued but unpaid interest in respect of New Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of New Notes held by Luxembourg resident holders of New Notes.

Under the Law payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is a resident of Luxembourg will be subject to a withholding tax of 10 percent. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg Paying Agent. Payments of interest under the New Notes coming within the scope of the Law would be subject to withholding tax of 10 percent.

JOINT DEALER MANAGERS AND JOINT BOOK RUNNERS; PLAN OF DISTRIBUTION

The Republic has entered into a dealer managers agreement (‘‘Dealer Managers Agreement’’) with Citigroup Global Markets Inc. and Barclays Capital Inc., as the Joint Dealer Managers for the Invitation. Citigroup Global Markets Inc. and Barclays Capital Inc., as dealer managers under the Dealer Managers Agreement, are referred to in this Prospectus Supplement as the ‘‘Joint Dealer Managers.’’ Pursuant to the Dealer Managers Agreement, the Republic has:

•	retained the Joint Dealer Managers to act, directly or through affiliates, on behalf of the Republic as Joint Dealer Managers in connection with the Invitation;

•	agreed to pay the Joint Dealer Managers a fee of US$1.50 per US$1,000 of principal amount of New Notes issued pursuant to the Global Note Offering; and

•	agreed to indemnify the Joint Dealer Managers against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

The obligations of the Joint Dealer Managers under the Dealer Managers Agreement are subject to certain conditions. At any given time, the Joint Dealer Managers may trade the Eligible Notes or other debt securities of the Republic for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the Eligible Notes or other securities of the Republic.

The Republic and Barclays Capital Inc. and Citigroup Global Markets Inc., acting as the ‘‘Joint Book Runners’’ have entered into an underwriting agreement, dated as of May 16, 2007, relating to the offering and sale of the New Notes in the Cash Offering. In the underwriting agreement, the Republic has agreed to sell to each Joint Book Runner, and each Joint Book Runner has agreed, severally and not jointly, to purchase from the Republic, the principal amount of New Notes that appears opposite the name of such underwriter in the table below:

Barclays Capital Inc.	US$222,228,000
Citigroup Global Markets Inc.	US$222,228,000
Total	US$444,456,000

Pursuant to the underwriting agreement, subject to certain terms and conditions, the Republic has agreed:

•	to sell to the Joint Book Runners, acting severally and not jointly, at the issue price for the New Notes, the principal amount of New Notes set forth in the table above; and

•	to indemnify the Joint Book Runners against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

The obligations of the Joint Book Runners under the underwriting agreement, including their agreement to purchase New Notes from the Republic, will be several and not joint. These obligations are subject to the satisfaction of certain conditions in the underwriting agreement. The Joint Book Runners have agreed to purchase all of the New Notes to be sold in the Cash Offering if any of them are purchased.

The Joint Book Runners have advised us that they propose to offer the New Notes to the public at the issue price of US$996.35 per US$1,000 principal amount of New Notes. The Joint Book Runners may offer the New Notes to selected dealers at the public offering price minus an underwriting discount of up to 0.15% of the principal amount. After the initial public offering, the Joint Book Runners may change the public offering price and any other selling terms.

If any of the Joint Dealer Managers or the Joint Book Runners acquire any New Notes pursuant to the Global Note Offering, they may resell those New Notes from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any such New Notes may be offered to the public (to the extent permitted by applicable law) either through an underwriting syndicate represented by the Joint Book Runners or directly by the Joint Book Runners. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be varied from time to time by the Joint Book Runners.

In connection with the Global Note Offering, the Joint Dealer Managers and/or the Joint Book Runners may purchase and sell New Notes or Eligible Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Joint Dealer Managers or the Joint Book Runners, for themselves or a syndicate, if there is a syndicate, in connection with the Global Note Offering in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which would create a short position for the Joint Book Runners in the Cash Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the Joint Dealer Managers or the Joint Book Runners, for themselves or a syndicate, if there is a syndicate, involve the sale by the Joint Dealer Managers or the Joint Book Runners of a greater number of securities than they own or have a right to purchase. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover short positions. These activities may stabilize, maintain or otherwise affect the market prices of the New Notes or Eligible Notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

In the ordinary course of their activities, the Joint Dealer Managers and their respective affiliates may purchase and sell the New Notes and/or Eligible Notes in the open market or otherwise, may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in securities of the Republic.

In the ordinary course of their respective businesses, the Joint Dealer Managers, the Joint Book Runners and their respective affiliates have engaged, and may engage in the future, in investment and commercial banking transactions with the Republic, for which they have received customary fees.

The Joint Book Runners have informed the Republic that they do not intend to confirm sales of New Notes in the Cash Offering to any accounts over which they exercise discretionary authority, and the Joint Dealer Managers have informed the Republic that they do not intend to submit Offers to exchange Eligible Notes for any accounts over which they exercise discretionary authority.

The Joint Dealer Managers and the Joint Book Runners are relying on an exemption obtained from the SEC pursuant to Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to the trading activities of the Joint Dealer Managers, the Joint Book Runners and certain of their affiliates in connection with the Global Note Offering.

The Republic estimates that its share of the total expenses of the Global Note Offering, excluding fees and commissions, will be approximately US$510,000.

The Republic has retained Bondholder Communications Group to act as Information and Exchange Agent and Deutsche Bank Luxembourg S.A. to act as Luxembourg Exchange Agent in connection with the Invitation.

The Republic has agreed to:

•	pay the Information and Exchange Agent and the Luxembourg Exchange Agent customary fees for their services;

•	reimburse the Information and Exchange Agent and the Luxembourg Exchange Agent for certain of their out-of-pocket expenses in connection with the Invitation; and

•	indemnify the Information and Exchange Agent and the Luxembourg Exchange Agent against certain liabilities, including liabilities under the U. S. Securities Act of 1933, as amended.

JURISDICTIONAL RESTRICTIONS

The distribution of the Global Note Offering materials and the transactions contemplated by the Global Note Offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the Global Note Offering materials come are required by the Republic to inform themselves of and to observe any of these restrictions.

The Global Note Offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the Global Note Offering is required to be made by a licensed broker or dealer and in which a Joint Dealer Manager or a joint book runner, or any affiliate of a Joint Dealer Manager or joint book runner is so licensed, it shall be deemed to be made by such Joint Dealer Manager or joint book runner or such affiliate on behalf of the Republic.

Restrictions in connection with the Invitation

The Invitation is not being made in the Republic of Italy. The Invitation and this Prospectus Supplement have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, holders of Eligible Notes are hereby notified that, to the extent such holders of Eligible Notes are persons resident and/or located in the Republic of Italy, no Invitation is available to them and they may not offer to exchange Eligible Notes pursuant to this Invitation and, as such, any offer received from such persons shall be ineffective and void, and neither this Prospectus Supplement nor any other offering material relating to this Invitation or the Eligible Notes may be distributed or made available in the Republic of Italy.

The New Notes are only being offered to Exchange Offer Qualifying Eligible Holders and the Cash Equivalent Amount is only available to Tender Offer Qualifying Holders in each case who are Authorized Holders.

An ‘‘Authorized Holder’’ is a holder of Eligible Notes who is resident in any of the following ‘‘approved jurisdictions’’.

1.	the United States of America;

2.	any state in the EEA (other than Italy, France and Belgium) which has implemented in full the Prospectus Directive, including the United Kingdom, Germany, Spain, Portugal, Greece, The Netherlands, Luxembourg, Ireland, Denmark, Finland and Austria;

3.	Belgium, to the extent that the holder (i) is a qualifying professional investor within the meaning of Article 3,2° of the Belgian Royal Decree of 2 July 1999 (the ‘‘Royal Decree’’) on the public nature of financial transactions acting for its own account, or (ii) wishes to tender Eligible Notes for a consideration which is the equivalent in US$ of €250,000, or (iii) you have not been informed about the Exchange Offer through information published in Belgian media or through documentation sent (whether on paper or electronically) or telephone calls made to you, in each case by or for the account of the Republic or the Joint Dealer Managers and you are not aware, and do not have any reason to believe, that the Exchange Offer would have been of a public nature within the meaning of Article 2 of the Royal Decree;

4.	France, to the extent that the holder is a provider of investment services relating to portfolio management for the account of third parties or a qualified investor (investisseur qualifio) acting for its own account as defined in Article L. 411-2 and D.LHI-1 of the French Code monetaire et financier. This Prospectus Supplement has not been submitted and will not be submitted to the clearance provisions of the Aubrité des Marchés financiers in France;

5.	Switzerland;

6.	Hong Kong, to the extent that the holder is a ‘‘professional investor’’ as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance;

7.	Singapore, to the extent that the holder is (i) an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) an accredited investor or other relevant person, or any person pursuant to Section 275(1 A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) is otherwise permitted, and in accordance with the conditions of, any other applicable provision of the SFA;

8.	Guernsey, to the extent that the holder is a person who holds a license under the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of Guernsey) Law, 2002; the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc (Bailiwick of Guernsey) Law, 2000;

9.	Jersey;

10.	Bermuda;

11.	Cayman Islands;

12.	Canada, to the extent that the holder is a resident of the province of Ontario or Quebec and can make the representations set out in ‘‘Representations of Purchasers’’ under the heading ‘‘Canada’’ below; and

13.	any other state, to the extent that the holder is able to satisfy us that it is a person who can properly receive the New Notes or, as the case may be, the Cash Equivalent Amount.

Restrictions in connection with the Cash Offering

Canada

Information for Canadian Investors

No securities commission or similar authority in Canada has reviewed or in any way passed upon this Prospectus Supplement or the accompanying Prospectus or the merits of the securities described herein and any representation to the contrary is an offence.

Representations of Purchasers

The New Notes are being offered in Canada only in the provinces of Ontario and Quebec.

Each Canadian investor who purchases New Notes will be deemed to have represented to the Republic, the Joint Dealer Managers and any dealer who sells New Notes to such purchaser that: (a) the offer and sale of the New Notes was made exclusively through this Prospectus Supplement to the Prospectus and was not made through an advertisement of the New Notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such purchaser has reviewed and acknowledges the terms referred to below under ‘‘Resale Restrictions’’; (c) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (d) such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase such New Notes without the benefit of a Prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of a purchaser resident in Quebec, such purchaser is an ‘‘accredited investor’’ as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (‘‘NI 45-106’’) and without the dealer having to be registered, (ii) in the case of a purchaser resident in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent (1) is an ‘‘accredited investor’’, other than an individual, as defined in NI 45-106, and is a person to which a dealer registered as an international dealer in Ontario may sell New Notes or (2) is an ‘‘accredited investor’’, including an individual, as defined in NI 45-106 and is purchasing New Notes from a registered investment dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario).

In addition, each purchaser of New Notes resident in Ontario who receives a purchase confirmation, by the purchaser’s receipt thereof, will be deemed to have represented to the Republic, the Joint Dealer Managers and the dealer from whom such purchase confirmation was received, that such purchaser: (a) has been notified by the Republic (i) that the Republic is required to provide information (‘‘personal information’’’) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any New Notes purchased), which Form 45-106F1 is required to be filed by the Republic under NI 45-106; (ii) that such personal information will be delivered to the Ontario Securities Commission (the ‘‘OSC’’) in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (iv) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 5520 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) by purchasing New Notes, such purchaser has authorized the indirect collection of the personal information by the OSC. Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of New Notes it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable laws. By purchasing the New Notes, the purchaser consents to the disclosure of such information.

Resale Restrictions

The distribution of the New Notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Republic prepare and file a Prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the New Notes must be made in accordance with applicable securities laws which may require resales to be made in accordance with exemptions from registration and Prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the New Notes. Canadian investors should also refer to the restrictions listed hereunder for additional restrictions on resales under securities laws applicable to holders of the New Notes.

The Republic is not a ‘‘reporting issuer’’, as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada in which the New Notes will be offered. Under no circumstances will the Republic be required to file a Prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the New Notes to the public in any province or territory of Canada. Canadian investors are advised that the Republic currently does not intend to file a Prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the New Notes to the public in any province or territory of Canada.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this Prospectus Supplement to the Prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the New Notes. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of an investment in the New Notes in their particular circumstances and with respect to the eligibility of the New Notes for investment by such investor under relevant Canadian legislation and regulations.

Canadian investors should consult with their own legal and tax advisers regarding the Canadian federal income tax consequences of an investment in the New Notes and should refer to ‘‘Taxation’’ contained in this Prospectus Supplement to the Prospectus for additional general information.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian private placement provinces provides purchasers of securities pursuant to this Prospectus Supplement and the accompanying Prospectus with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this Prospectus Supplement and the accompanying Prospectus and any amendment to it contains a ‘‘Misrepresentation’’. Where used herein, ‘‘Misrepresentation’’ means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this Prospectus Supplement and the accompanying Prospectus) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:

(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years from the day of the transaction that gave rise to the cause of action.

The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this Prospectus Supplement to the Prospectus) delivered to a prospective purchaser in connection with a distribution made in reliance on the exemption from the Prospectus requirement in section 2.3 of National Instrument 45-106 (the ‘‘accredited investor’’ exemption) if the prospective purchaser is:

(a)	a Canadian financial institution or a Schedule III bank,

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada), or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Language of Documents

By its receipt of this document, each Canadian investor confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein

(including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la reception de ce document, chaque investisseur canadien confirme par les presentes qu’il a expressement exige que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des valeurs mobilieres decrites aux presentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rediges en anglais seulement.

France

Each of the Joint Dealer Managers has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, the New Notes to the public in France and that offers and sales of the New Notes in France will be made only to providers of investment services relating to portfolio management for the account of third parties and/or to qualified investors (investisseurs qualifiés), as defined in Articles L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, but excluding individuals referred to in Article D.411-1 II 2°.

In addition, each of the Joint Dealer Managers has represented and agreed that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in France this Prospectus Supplement and the accompanying Prospectus or any other offering material relating to the New Notes other than to investors to whom offers and sales of New Notes in France may be made as described above.

Guernsey

The New Notes may not be offered, sold, transferred or delivered in the Bailiwick or Guernsey as part of their initial distribution or at any time thereafter, directly or indirectly, other than to persons who hold a license under the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of Guernsey) Law, 2002; the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc (Bailiwick of Guernsey) Law, 2000.

Hong Kong

Each of the Joint Dealer Managers has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Notes or the Cash Offering, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the New Notes subject to the terms of the Cash Offering which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Italy

Each of the Joint Dealer Managers represents that it has not offered, sold or delivered, and will not offer, sell or deliver any New Notes or distribute copies of the Prospectus Supplement, the accompanying Prospectus or any other document relating to the New Notes in the Republic of Italy except to ‘‘Professional investors’’, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1st July 1998 (‘‘Regulation No. 11522’’), as amended, pursuant to Articles 30.2 and 100 of Legislative Decree No. 58 of 24th February 1998 (‘‘Decree No. 58’’), or in any other circumstances where an express exemption from compliance with the solicitation restrictions provided by Decree No. 58 or CONSOB Regulation No. 11971 of 14th May 1999, as amended, applies, provided however, that any such offer, sale or delivery of the New Notes or distribution of copies of the Prospectus Supplement, the accompanying Prospectus or any other document relating to the New Notes in the Republic of Italy must be:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1st September 1993 (‘‘Decree No. 385’’), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations:

(b)	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue or placement of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending inter alia, on the amount of the issue and the characteristics of the securities, applies; and

(c)	No. 385 and the implementing regulations and decrees; and

(d)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Transfer Restriction in Italy

Article 100-bis of Legislative Decree No. 58 of 24 February 1998 (as amended) affects the transferability of the New Notes in Italy to the extent that an offer of New Notes (or any part of such offer) is made solely to professional investors and such New Notes are then transferred in Italy during the period of 12 months from the date of issue of the New Notes. Where this occurs, professional investors will be liable to purchasers of the New Notes who are non-professional investors for any default by The Republic in its payment obligations under the New Notes if the Republic is or becomes insolvent, even where the sale by the professional investor took place at the express request of the purchaser. The above provisions will not apply where the professional investor, prior to any such transfer of New Notes, delivered to the purchaser an information document containing all such information as is required by CONSOB. As at the date of this letter, CONSOB has not implemented any regulations specifying the content of such information document.

Singapore

This Prospectus Supplement and the accompanying Prospectus have not been registered as a Prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and the accompanying Prospectus and any other document or material in connection with the Cash Offering or sale of the New Notes may not be circulated or distributed, nor may the New Notes be offered or sold, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to an accredited investor or other relevant person, or any person pursuant to Section 275(1 A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Republic of South Africa

South African residents are subject to exchange controls and are obliged, in connection with any issue of New Notes, to comply with the exchange control regulations promulgated by the South African Reserve Bank from time to time.

United Kingdom

Each of the Joint Dealer Managers has represented and agreed that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any New Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the Chief Law Adviser of the Republic of South Africa. The validity of the New Notes will be passed upon for the Joint Dealer Managers by Linklaters LLP, counsel to the Joint Dealer Managers. All statements in this Prospectus Supplement with respect to matters of South African law have been passed upon for the Republic by the Chief State Law Adviser, and for the Joint Dealer Managers by Edward Nathan Sonnenbergs Inc. In rendering their opinions, Linklaters LLP will rely as to all matters of South African law upon Edward Nathan Sonnenbergs Inc.

GENERAL INFORMATION

Litigation

Neither the Republic nor any governmental agency of the Republic is involved in any litigation, arbitration or administrative proceeding relating to claims or amounts that are material in the context of the Invitation or issue of the New Notes and that would materially and adversely affect the Republic’s ability to meet its obligations under the New Notes or the Fiscal Agency Agreement with respect to the New Notes. The Republic is not aware of any such litigation, arbitration or administrative proceeding that is pending or threatened.

Public Finance and Trade

The Republic confirms that since the end of its last fiscal year, there have not been any significant changes to the Republic’s tax and budgetary systems, gross public debt, foreign trade and balance of payment figures, foreign exchange reserves, financial position or income and expenditure figures.

Acceptance by Clearing Systems

The New Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream Banking Luxembourg (CUSIP number 836205AL8, ISIN number US836205AL88, Common Code 030226798). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

DOCUMENTS INCORPORATED BY REFERENCE

The table below sets out the page references containing the information incorporated by reference, as required by Article 11 of Directive 2003/7 I/EC, from (i) the Annual Report on the Form 18-K for the Republic (for the purposes of this section, the ‘‘Issuer’’) for the fiscal year ended March 31, 2006 filed with the SEC on December 6, 2006 and provided to the Luxembourg Stock Exchange, which contains the economic, financial and statistical information for fiscal years ended March 31, 2006, March 31, 2005, March 31, 2004, March 31, 2003 and March 31, 2002, (ii) the Amendment to the Annual Report on the Form 18-K/A, filed with the SEC on March 20, 2007 and provided to the Luxembourg Stock Exchange (‘‘Amendment No.1) and (iii) the Amendment to the Annual Report on the Form 18-K/A, filed with the SEC on May 8, 2007 and provided to the Luxembourg Stock Exchange (‘‘Amendment No. 2’’).

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the table below but included in the documents incorporated by reference is given for information purposes only.

EC No. 809/2004 Item	Annual Report on Form 18-K for 2006 and the Amendments to the Annual Report
Annex XVI, 3.1: Issuer’s position within the governmental framework	‘‘Republic of South Africa — Government and Political Parties’’ on page 7 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report
Annex XVI, 3.2: Geographic location and legal form of the issuer	‘‘Republic of South Africa — Area and Population’’ on page 7 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report
Annex XVI, 3.4(a): Structure of the issuer’s economy	‘‘The South African Economy’’ on pages 21 to 47 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report
Annex XVI, 3.4(b): Gross domestic product	‘‘Summary Information — The Economy’’ on page 1 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; ‘‘Republic of South Africa — 2007 Budget Review — Economic Policy and Outlook’’ on pages 21 to 41 of Exhibit 99.C (Budget Review 2007) to Amendment No. 1 to the Annual Report on Form 18-K/A; ‘‘Quarterly Economic Review — March 2007 — Domestic economic developments — Domestic output’’ on pages 4 to 7 of Exhibit 99.E (Quarterly Bulletin) to Amendment No. 2 to the Annual Report on Form 18-K/A
Annex XVI, 3.5 South Africa’s political system and government	‘‘Republic of South Africa — Government and Political Parties’’ on pages 7 to 11 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report
Annex XVI, 4(a): Tax and budgetary systems of the issuer	‘‘Public Finance — The National Budget Process’’ on pages 76 to 77 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report

EC No. 809/2004 Item	Annual Report on Form 18-K for 2006 and the Amendments to the Annual Report
Annex XVI, 4(b) Gross public debt of the issuer	‘‘Tables and Supplementary Information’’ on pages 96-102 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; ‘‘Republic of South Africa — 2007 Budget Review — Asset and liability management’’ on page 16 of Exhibit 99.C (Budget Review 2007) to Amendment No. 1 to the Annual Report on Form 18-K/A; ‘‘Quarterly Economic Review — March 2007 — Public finance’’ on pages 43 to 52 of Exhibit 99.E (Quarterly Bulletin) to Amendment No. 2 to the Annual Report on Form 18-K/A
Annex XVI,4(c) Foreign Trade balance and balance of payments	‘‘The External Sector of the Economy — Foreign Trade’’ on pages 63-66 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; ‘‘Republic of South Africa — 2007 Budget Review — Economic policy and outlook — Balance of payments’’ on page 26 of Exhibit 99.C (Budget Review 2007) to Amendment No. 1 to the Annual Report on Form 18-K/A; ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments’’ on pages 19 to 27 and ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments — International economic developments’’ on pages 19 to 20 of Exhibit 99.E (Quarterly Bulletin) to Amendment No. 2 to the Annual Report on Form 18-K/A
Annex XVI, 4(d) Foreign exchange reserves	‘‘The External Sector of the Economy — Reserves and Exchange Rates’’ on page 72 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments — International economic developments’’ on pages 25 to 26; ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments — International economic developments’’ on pages 19 to 20 of Exhibit 99.E (Quarterly Bulletin) to Amendment No. 2 to the Annual Report on Form 18-K/A
Annex XVI, 4(e): Financial position and resources	‘‘National Government Debt — Total Debt of National Government’’ on page 91 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; ‘‘Republic of South Africa — 2007 Budget Review — Overview of the 2007 Budget’’ on pages 1 to 19 of Exhibit 99.C (Budget Review 2007) to Amendment No. 1 to the Annual Report on Form 18-K/A; ‘‘Quarterly Economic Review — March 2007 — Domestic economic developments’’ on pages 4 to 18 and ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments’’ on pages 19 to 27 of Exhibit 99.E (Quarterly Bulletin) to Amendment No. 2 to the Annual Report on Form 18-K/A

EC No. 809/2004 Item	Annual Report on Form 18-K for 2006 and the Amendments to the Annual Report
Annex XVI, 4(f): Income and expenditure figures	‘‘Public Finance — Consolidated Government Revenue’’ on pages 85 to 86 of Exhibit 99.D (Description of the Republic of South Africa) to the Annual Report; ‘‘Republic of South Africa — 2007 Budget Review — Overview of the 2007 Budget’’ on pages 1 to 7 of Exhibit 99.C (Budget Review 2007) to Amendment No. 1 to the Annual Report on Form 18-K/A; ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments — Domestic economic developments’’ on pages 4 to 18 and ‘‘Quarterly Economic Review — March 2007 — Foreign trade and payments’’ on pages 19 to 27 of Exhibit 99.E (Quarterly Bulletin) to Amendment No. 2 to the Annual Report on Form 18-K/A

The Prospectus Supplement and accompanying Prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

ANNEX A

FORMULA TO PRICE USD ELIGIBLE NOTES AND NEW NOTES

Whenever in this Prospectus Supplement there is a reference to a price per U.S.$1,000 principal amount of securities intended to result in a specified yield to maturity on the Settlement Date, that price will be determined in accordance with market convention pursuant to the following formula:

Definitions

PRICE	=	The price per U.S.$1,000 principal amount of the securities. PRICE will be rounded to three decimal places, with U.S.$0.005 rounded to U.S.$0.01.
N	=	The number of remaining cash payment dates for the securities from (but excluding) the Settlement Date to (and including) the maturity date for securities.
CFi	=	The aggregate amount of cash per U.S.$1,000 principal amount scheduled to be paid in respect of the securities on the ‘‘ith’’ out of the N cash payment dates for securities. Scheduled payments of cash include interest and, on the maturity date for the security to be priced, principal.
YLD	=	Specified yield to maturity of the securities (expressed as a decimal number).
Di	=	The number of days from (and including) the Settlement Date to (but excluding) the ‘‘ith’’ out of the N remaining cash payment dates for securities. The number of days is computed using the 30/360 day count method.
/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.
Exp	=	Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.
AI	=	Accrued interest on the securities from and including the most recent interest payment date to but excluding the Settlement Date.
N Σ i=1	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated ‘‘N’’ times (substituting for ‘‘i’’ in that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

Formula to Determine Price of Securities

ANNEX B

FORMULA TO PRICE EURO ELIGIBLE NOTES

The Repurchase Price for the Euro Eligible Notes will be calculated in accordance with the formula below. The Dealer Managers, acting as independent experts, will calculate the relevant prices in a manner intended to result in a yield to maturity of such securities equal to the sum of (a) the relevant Reference Rate and (b) the Repurchase Spread:

Relevant price:	=
Where
	=	Summate. The term to the right of the summation symbol is separately calculated ‘‘N’’ times (substituting for the ‘‘i’’ in that term each whole number between 1 and N, inclusive) and the separate calculations are then added together.
Accrued Interest	=	Interest accrued, expressed as a percentage, on the Eligible Notes in accordance with its terms and conditions from and including the last interest payment date in respect of such securities up to but excluding the Settlement Date of the Invitation.
Cash Payment Date	=	Each date on which payments of interest and principal thereof are to be made in accordance with the terms and conditions of the relevant securities subsequent to the Settlement Date up to and including the scheduled maturity date of the relevant securities.
Cfi	=	The aggregate amount of cash, expressed as a percentage, scheduled to be paid on the relevant securities on the ‘‘ith’’ out of the N remaining Cash Payment Dates up to the maturity date. Scheduled payments of cash include interest and, on the maturity date, principal.
D	=	The number of days from and including the immediately preceding interest payment date for the relevant securities up to but excluding the Settlement Date (Actual / Actual day count).
DC	=	365 unless settlement occurs within an interest period which includes a leap year (29 February), in which case 366 (Actual / Actual day count).
N	=	The number of all remaining Cash Payment Dates for the relevant securities subsequent to the Settlement Date up to and including the maturity date of the relevant securities.
YLD	=	The yield to maturity of the relevant securities, expressed as a decimal number, being the sum of (i) the applicable benchmark rate (rounded to 0.001 per cent.) and (ii) the applicable credit spread.

ANNEX C

HYPOTHETICAL EXAMPLE FOR EXCHANGE AND TENDER

May 30, 2007

Assumed Settlement Date

	A	B	A+B	D			E	D+E	D-H+E
								Tender Cash	Exchange Cash
	Reference Rate[1]	Repurchase Spread[2]	Repurchase Yield	Repurchase Price[3]	Days of Accrued Interest	Coupon Rate	Accrued Interest Per 1,000 of Eligible Notes[4]	Payment per 1,000 of Old Bonds	Component per 1,000 of Old Bonds[5]
2009 Notes	4.675%	0.28%	4.955%	$1,077.31	11	9.125%	$2.79	$1,080.09	$85.62
2008 Notes	4.380%	−0.15%	4.230%	€ 1,022.74	50	7.000%	€ 9.56	€ 1,032.30	NA
2017 Notes	4.640%	0.74%	5.380%	$1,239.97	157	8.500%	$37.07	$1,277.04	$282.57
2013 Notes	4.387%	0.23%	4.617%	€ 1,032.30	14	5.250%	€ 2.01	€ 1,034.31	NA
2012 Notes	4.550%	0.66%	5.210%	$1,092.54	35	7.375%	$7.17	$1,099.71	$105.24
2014 Notes	4.550%	0.74%	5.290%	$1,070.07	178	6.500%	$32.14	$1,102.21	$107.73

	F	G	F+G		H
	Reference	New Issue	New Issue	Coupon	New Issue Exchange Value Per $1,000 of
	Rate[1]	Spread[2]	Yield	Rate[6]	New Issue[7]
New Issue
2022 Notes	4.640%	1.30%	5.940%	5.875%	$994.48

(1)	As defined in ‘‘Reference Rates’’
(2)	As assumed.
(3)	Price which results using calculation in Annexes A and B using the discount yield in the column immediately to the left.
(4)	Number of days of accrued interest times 1,000 times the coupon rate divided by 360 days (or 366 days).
(5)	As stated in the ‘‘Exchange Consideration’’ section of the document.
(6)	As defined in the ‘‘Terms of the Global Note Offering’’.
(7)	Price which results using calculation in Annexes A and B using the discount yield in the column ‘‘New Issue Yield’’

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PROSPECTUS

Republic of South Africa

Debt Securities
and/or
Warrants to Purchase Debt Securities

By this Prospectus, the Republic of South Africa may offer debt securities and warrants to purchase debt securities with a total maximum offering price of US$3,000,000,000 (or the equivalent in other currencies or composite currencies).

The Republic of South Africa may offer from time to time as separate issues one or more series of unsecured debt securities or warrants to purchase debt securities which will rank equally with its present and future unsecured and unsubordinated general obligations for moneys borrowed.

The Republic of South Africa will provide specific terms of these securities in supplements to this Prospectus. You should read this Prospectus, any prospectus supplement and the documents incorporated by reference into this Prospectus or into any prospectus supplement, carefully before you make any decision to invest in the debt securities or warrants to purchase debt securities. This Prospectus may not be used to make offers or sales of debt securities or warrants to purchase debt securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 20, 2003.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Republic of South Africa files annual reports on Form 18-K with the U.S. Securities and Exchange Commission on a voluntary basis. The Republic’s Annual Report on Form 18-K for the fiscal year ended March 31, 2002 filed with the SEC on December 18, 2002 is hereby incorporated by reference into this Prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by the Republic on or subsequent to the date of this Prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this Prospectus and into any accompanying prospectus supplement and to be a part of this Prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this Prospectus, the term ‘‘Annual Report’’ will refer to any Form 18-K incorporated in this Prospectus not superseded or replaced by operation of the preceding sentence.

Any statement in this Prospectus or contained in a document that is incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this Prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this Prospectus, to constitute a part of this Prospectus or any accompanying prospectus supplement.

Any person receiving a copy of this Prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this Prospectus, except for the exhibits to documents incorporated by reference into this Prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this Prospectus should be directed to Professor Thandabantu Nhlapo, Chargé d’Affaires, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, the net proceeds from the sale of the debt securities and warrants to purchase debt securities will be used for the general purposes of the National Government.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions common to all series of the debt securities and the Fiscal Agency Agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the Fiscal Agency Agreement and the debt securities.

General

The South African government may issue one or more series of debt securities as it chooses to authorize.

The accompanying prospectus supplement will describe the following terms of the debt securities:

•	the title;

•	the price or prices at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

•	the date or dates on which principal and interest will be payable;

•	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

•	the place or places where principal and interest payments will be made;

•	the time and price limitations on redemption of the debt securities;

•	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

•	whether the debt securities will be in bearer form (which may or may not be registrable as to principal) with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;

•	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which these amounts will be determined;

•	whether and under what circumstances the South African government will issue the debt securities as global debt securities;

•	whether the debt securities will be designated to be collective action securities (as described below in ‘‘Collective Action Securities’’); and

•	any other specific terms of the debt securities.

Any debt securities offered by the South African government that are exchangeable for other debt securities or for equity securities of entities owned by South Africa will be described in the prospectus supplement relating to such debt securities. Any special United States federal income tax and other considerations applicable to any debt securities (i) issued with original issue discount, (ii) denominated in a currency other than the U.S. dollar or (iii) payments on which are determined by reference to any index also will be described in the prospectus supplement relating to such debt securities.

There will be a fiscal agent or agents for the South African government in connection with the debt securities whose duties will be governed by the Fiscal Agency Agreement. The South African government will appoint a fiscal agent for each series of debt securities, which may or may not be the same fiscal agent. So long as no conflict of interest arises, the fiscal agent may engage or be interested in any financial or other transaction with the South African government. The fiscal agent is the agent of the South African government. The fiscal agent is not a trustee for the holders of debt securities and does not have a trustee’s responsibilities or duties to act for the holders of debt securities.

The South African government may issue debt securities that bear no interest or interest at a rate which at the time of issuance is below market rates to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any debt securities sold at a discount will be described in the prospectus supplement relating to the debt securities.

The South African government will make payments of principal of (and premium, if any) and interest on the debt securities at the place or places and in the currency or currencies it designates and sets forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on fully registered debt securities will be paid by check mailed to the persons in whose names the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address that appears on the register of the debt securities.

Currency Transfer Guarantee

Unless otherwise provided in the applicable prospectus supplement, the debt securities will benefit from a currency transfer guarantee of the South African Reserve Bank, under which the South

African Reserve Bank, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control Regulations, will irrevocably and unconditionally guarantee that the transfer to the fiscal agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the debt securities and the Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at that time in South Africa and without any obligation of a holder of debt securities or the fiscal agent to submit an affidavit or to comply with any other formality.

Nature of the Obligations of the South African Government

The debt securities will constitute the direct, unconditional, general and (subject to the provisions below) unsecured obligations of the South African government and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the South African government for moneys borrowed. The full faith and credit of the South African government will be pledged for the due and punctual payment of, and the due and timely performance of all the South African government’s obligations relating to, the debt securities. Amounts payable in respect of principal of and interest on the debt securities will be charged upon and be payable out of the National Revenue Fund of the South African government, where the public revenues of the South African government are deposited, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of the South African government.

Negative Pledge

So long as any debt security remains outstanding, the South African government will not create any mortgage, pledge, lien or other arrangement creating security upon any of its present or future revenues or assets to secure any present or future debt of the South African government, including:

•	moneys borrowed by the South African government, and

•	guarantees given by the South African government of debts incurred by other parties which are denominated or payable in a currency other than the South African rand without equally and rateably securing the outstanding debt securities. The South African government may, however, create security on goods or other assets provided to or acquired by it and securing a sum not greater than the purchase price, including interest and other related charges, of these goods or assets and related services.

South African Taxation

Under existing South African law, all payments of principal and interest in respect of the debt securities will be exempt from any taxes, levies, imposts, duties, deductions, withholdings or other charges, of whatsoever nature, imposed, levied, collected, withheld or assessed by the South African government or any political subdivision or taxing authority thereof or therein (all of which are referred to herein as ‘‘South African Taxes’’) so long as the beneficial owner of the relevant debt security is either

(1)	a natural person who:

•	is not ordinarily resident in South Africa, Botswana, Lesotho, Namibia or Swaziland, and

•	does not carry on business in South Africa and was physically absent from South Africa for at least 183 days during the relevant year of assessment, or

(2)	a company, incorporated association, corporation or other body corporate which is incorporated, registered, effectively managed or controlled outside South Africa, Botswana, Lesotho, Namibia and Swaziland, provided that:

•	such company does not carry on business in South Africa.

Without prejudice to the foregoing, if any payment of principal or interest is not exempt as aforesaid, the South African government has agreed to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African Taxes, will not be less than the amount the holder would have received in the absence of South African Taxes, except that no such additional amounts shall be payable in respect of

(a)	any South African Taxes that are imposed by reason of the failure of the holder or beneficial owner of the debt security to make a declaration of nonresidence or other similar claim for exemption to the relevant tax authority; or

(b)	any Debt Security presented for payment more than 30 days after

(i)	the date on which such payment first becomes due, or

(ii)	if the full amount of the money payable has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received that notice to that effect shall have been duly given in the manner provided in the Fiscal Agency Agreement, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiration of such period of 30 days.

Any reference herein to principal and/or interest shall be deemed also to refer to any additional amounts which may be payable hereunder.

United States Taxation

The debt securities and interest thereon will not be exempt from United States taxation generally.

In the opinion of Sullivan & Cromwell LLP, special United States counsel for the South African government, and subject to the discussion of backup withholding below, interest on the debt securities is currently exempt from United States federal income taxes, including withholding taxes, if paid to an individual who is not a citizen or resident of the United States or to a corporation organized under the laws of a country other than the United States (a ‘‘non-U.S. holder’’) whether or not such non-U.S. holder is engaged in trade or business in the United States, unless

(i)	the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code, or

(ii)	the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

In addition, in the opinion of Sullivan & Cromwell LLP,

(a)	subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to United States federal income tax on any gain realized on the sale or exchange of a debt security, provided that such gain is not effectively connected with the conduct by the holder of a U.S. trade or business and, in the case of a non-U.S. holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized,

(b)	interest on the debt securities constitutes income from sources without the United States, but, with certain exceptions, is treated separately, together with other items of ‘‘passive income’’ or ‘‘financial services income’’, for purposes of computing the foreign tax credit allowance under the United States federal income tax laws, and

(c)	the debt securities are deemed to be situated outside the United States for purposes of the United States federal estate tax and are not includible in the gross estate for purposes of such tax in the case of a non-resident in the United States who was not a citizen of the United States at the time of death.

A backup withholding tax and certain information reporting requirements may apply to payments of principal, premium, if any, and interest on the debt securities made to certain noncorporate holders if such payments are made or are considered made in the United States, including payments on debt securities made by wire transfer from outside the United States to an account maintained by the holder with the fiscal agent or paying agent in the United States. If the conditions relating to place of payment are satisfied, non-United States persons are generally exempt from these withholding and reporting requirements, assuming that the gain or income is otherwise exempt from United States federal income tax, but may be required to comply with certification and identification procedures in order to prove their exemption from the requirements. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-United States holder who sells a debt security through a United States office of a broker and information reporting, but not backup withholding, will apply to a non-United States holder who sells a debt security through

(a)	a non-United States branch of a United States broker, or

(b)	a non-United States office of a broker that is a controlled foreign corporation for United States tax purposes, a person 50% or more of whose income is effectively connected with a United States trade or business for a specified period, or a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless in any such case the holder provides certification of non-United States status or otherwise establishes an exemption.

Limitations on sales to United States persons of debt securities in bearer form, if any, will be described in the prospectus supplement relating thereto.

Events of Default

The events of default are the following:

(a)	default in any payment of principal of (and premium, if any, on) or interest on any of the debt securities of such series and the continuance of the default for a period of more than 30 days after the due date; or

(b)	failure to perform or observe any other obligation under the debt securities of such series and the continuance of the default for a period of 60 days following written notice of the default to the South African government at the office of the fiscal agent by any holder (except where the failure is not capable of remedy, in which event no notice is required); or

(c)	if

(i)	any other present or future External Indebtedness becomes due and payable prior to its stated maturity by reason of default, or any such External Indebtedness is not paid at its maturity as extended by any applicable grace period, or any External Indebtedness in the form of a guarantee is not honored when due and called upon or within any applicable grace period, or

(ii)	the South African government declares a general moratorium on the payment of any External Indebtedness.

Acceleration of Maturity

The descriptions contained in this section ‘‘Description of Debt Securities — Acceleration of Maturity’’ do not apply to any series of debt securities that have been designated collective action securities. See ‘‘Acceleration of Maturity of the Collective Action Securities’’ below for descriptions of the corresponding terms of collective action securities.

If any of the events of default described in ‘‘Events of Default’’ above occurs and is continuing, the holder of any debt security may, by written notice to the South African government and the fiscal agent, to be addressed to the specified office of the fiscal agent, declare the debt security due and payable immediately.

If prior to receipt of a demand by the fiscal agent all defaults have been cured, the securities may not be declared due and payable immediately. Because each series of debt securities are independent of each other series, a default with respect to one series of debt securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, debt securities of a different series except as provided in clause (c) above.

Redemption

If the debt securities of a series provide for mandatory redemption by the South African government, or redemption at the election of the South African government, redemption shall be on not more than 60 nor less than 30 days’ notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, notice of redemption will be published at least twice prior to the redemption date in a newspaper printed in the English language and of general circulation in Europe and at such other places, if any, as are set forth in such debt securities.

Additionally, notice of such redemption will be mailed to holders of registered debt securities of such series, and to those holders of bearer debt securities of such series who have registered the principal of their debt securities, to their last addresses as they appear on the register for the debt securities of such series. Under United States income tax regulations, special rules will apply to debt securities that can be redeemed prior to maturity if the yield on the redeemed debt securities would be lower than the yield on the debt securities if outstanding to stated maturity.

Amendments to the Terms of the Debt Securities

The descriptions contained in this section ‘‘Description of Debt Securities — Amendments to the Terms of the Debt Securities’’ do not apply to any series of debt securities that have been designated collective action securities. See ‘‘Amendments to the Terms of the Collective Action Securities’’ below for descriptions of the corresponding terms of collective action securities.

Amendments Requiring Unanimous Holder Consent

None of the following modifications or amendments may be effected without the consent of the holder of each debt security of the series being modified or amended:

(a)	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any debt security of such series,

(b)	reduce the principal amount of any debt security of such series, the portion of such principal amount which is payable upon acceleration of the maturity of such debt security, the interest rate thereon or the premium payable upon redemption thereof,

(c)	change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the debt securities of such series is payable,

(d)	shorten the period during which the South African government is not permitted to redeem the debt securities of such series, or permit the South African government to redeem the debt securities of such series if, prior to such action, the South African government is not permitted to do so,

(e)	reduce the proportion of the principal amount of the debt securities of such series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the debt securities of such series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given, or

(f)	change the obligation of the South African government to pay additional amounts.

Amendments Requiring Consent by Vote of 66 2/3% of the Holders or Written Consent

The South African government and the fiscal agent for any series may modify, amend or supplement the terms of the debt securities of that series or the Fiscal Agency Agreement in any way,

if they have received approval by affirmative vote of 66 2/3% or greater (or as may be specified in the text of the debt securities of the series) of the aggregate principal amount of the debt securities of that series then outstanding

(a)	at a meeting of holders duly called and held, or

(b)	by written consent in lieu of such meeting.

Amendments Not Requiring the Consent of Holders

The South African government and the fiscal agent may, without the vote or consent of any holder of debt securities, amend the Fiscal Agency Agreement or the debt securities of any series for the purpose of

(a)	adding to the covenants of the South African government for the benefit of the holders of debt securities,

(b)	surrendering any right or power conferred upon the South African government,

(c)	securing the debt securities pursuant to the requirements of the debt securities or otherwise,

(d)	curing any ambiguity or curing, correcting or supplementing any defective provision thereof, or

(e)	amending the Fiscal Agency Agreement or the debt securities of such series in any manner which the South African government and the fiscal agent may determine and which shall not be inconsistent with the debt securities of such series and shall not adversely affect the interest of any holder of debt securities.

Governing Law; Consent to Service

The Fiscal Agency Agreement and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except with respect to all matters governing South Africa’s authorization of issuance and execution of any debt securities and any other matters required to be governed by the laws of the Republic of South Africa, which will be governed by the laws of the Republic of South Africa.

The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint Professor Thandabantu Nhlapo, Chargé d’Affaires, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington D.C. as its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

This appointment of an agent for service of process will be irrevocable until all amounts in respect of the principal of (and premium, if any), and any interest due and to become due on or in respect of all of the debt securities have been provided to the fiscal agent pursuant to the terms of the Fiscal Agency Agreement and either paid or returned to the South African government as provided in the Fiscal Agency Agreement, except that, if for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, the South African government will appoint another person in Washington, D.C. or The City of New York, selected in its discretion, as its authorized agent.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the United States Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

Collective Action Securities

South Africa may designate a particular series of debt securities to be collective action securities, the specific terms of which shall be described in the prospectus supplement relating to such securities. Debt securities designated to be collective action securities will have the same terms and conditions as the debt securities described in ‘‘Description of Debt Securities’’ above, except that such collective action securities shall contain different provisions relating to certain aspects of acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity of the Collective Action Securities

If any of the events of default described in ‘‘Events of Default’’ above occurs and is continuing with respect to any series of collective action securities, the holders of at least 25% of the aggregate principal amount of the collective action securities outstanding (as defined below) of that series may, by notice to the fiscal agent, declare all the collective action securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the collective action securities of that series will become immediately due and payable on the date South Africa receives written notice of the declaration, unless South Africa has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding collective action securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

If prior to receipt of a demand by the fiscal agent all defaults have been cured, the collective action securities of that series may not be declared due and payable immediately. Because each series of collective action securities is independent of each other series, a default with respect to one series of such securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, collective action securities of a different series except as provided in clause (c) of ‘‘Description of Debt Securities — Events of Default’’ above.

Amendments to the Terms of the Collective Action Securities

South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the Fiscal Agency Agreement or the terms of any series of the collective action securities:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding collective action securities of that series that are represented at a meeting; or

•	with the written consent of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding collective action securities of that series.

However, the holders of not less than 75% of the aggregate principal amount of any series of the outstanding collective action securities, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the collective action securities of that series that would:

•	change the due dates for the payment of principal of or interest on the collective action securities of that series;

•	reduce any amounts payable on the collective action securities of that series;

•	reduce the amount of principal payable upon acceleration of the maturity of the collective action securities of that series;

•	reduce the interest rate of the collective action securities of that series;

•	change the payment currency or places of payment for the collective action securities of that series;

•	permit early redemption of the collective action securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	reduce the percentage of holders of the collective action securities of that series whose vote or consent is needed to amend, supplement or modify the Fiscal Agency Agreement (as it relates to the collective action securities of that series) or the terms and conditions of the collective action securities of that series or to take any other action with respect to the collective action securities of that series or change the definition of ‘‘outstanding’’ with respect to the collective action securities of that series;

•	change South Africa’s obligation to pay any additional amounts in respect of the collective action securities of that series;

•	change the governing law provision of the collective action securities of that series;

•	change the courts to the jurisdiction of which South Africa has submitted, South Africa’s obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the collective action securities of that series, as described herein;

•	in connection with an exchange offer for the collective action securities of that series, amend any event of default under the collective action securities of that series; or

•	change the status of the collective action securities of that series, as described under ‘‘Description of Debt Securities — Nature of the Obligations of the South African Government’’ above.

South Africa refers to the above subjects as ‘‘reserved matters.’’ A change to a reserved matter, including the payment terms of any series of the collective action securities, can be made without the consent of individual holders of the collective action securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding collective action securities of that series) agree to the change.

South Africa and the fiscal agent may, without the vote or consent of any holder of any series of the collective action securities, amend the Fiscal Agency Agreement or any series of the collective action securities for the purpose of:

•	adding to South Africa’s covenants for the benefit of the holders;

•	surrendering any of South Africa’s rights or powers;

•	providing collateral for the collective action securities of that series;

•	curing any ambiguity or correcting or supplementing any defective provision; or

•	making any other change that (a) is not inconsistent with the collective action securities of that series and (b) does not adversely affect the interest of any holder of the collective action securities of that series in any material respect.

For purposes of determining whether the required percentage of holders of any series of the collective action securities has approved any amendment, modification or change to, or waiver of, the collective action securities of that series or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the collective action securities of that series, collective action securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only collective action securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, ‘‘public sector instrumentality’’ means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and ‘‘control’’ means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms and provisions of the warrants and the warrant agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the warrant agreement and the warrants.

General

The South African government may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. Each series of warrants will be issued under a warrant agreement to be entered into between the South African government and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of warrants.

Each prospectus supplement that provides for the issuance of warrants will describe the following terms:

•	the terms referred to above under ‘‘Description of Debt Securities — General’’ as they relate to the particular series of debt securities that may be purchased by holders of the warrants;

•	the principal amount of debt securities that may be purchased by a holder of one warrant;

•	the purchase price of debt securities to someone exercising a warrant;

•	the procedures of and conditions that must be followed to purchase debt securities by exercising the warrant;

•	the dates on which the right to exercise the warrants shall begin and end;

•	whether and under what conditions the warrants may be terminated or cancelled by the South African government;

•	the date, if any, on and after which the warrants and debt securities issued together may be separately transferred;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, whether they will be exchangeable between such forms and, if registered, where they may be transferred and registered; and

•	other specific provisions.

Governing Law; Consent to Service

The warrants will be governed by and construed in accordance with the laws of the State of New York except with respect to their authorization and execution and any other matters required to be governed by the laws of the Republic of South Africa. The South African government will accept the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the warrants that may be maintained by any holder of those warrants. The South African government will appoint the warrant agent as its authorized agent upon which process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the warrants brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the United States Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

United States Taxation

Information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants, including possible original issue discount on debt securities issued with warrants, will be set forth in the prospectus supplement relating to any particular issue of warrants.

PLAN OF DISTRIBUTION

South Africa may sell debt securities or warrants to purchase debt securities to or through underwriters, and also may sell debt securities or warrants to purchase debt securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the debt securities or warrants to purchase debt securities offered thereby.

The distribution of the debt securities or warrants to purchase debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of debt securities or warrants to purchase debt securities, underwriters may receive compensation from the South African government or from purchasers of debt securities or warrants to purchase debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities or warrants to purchase debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities or warrants to purchase debt securities may be deemed to be underwriters, and any discount or commission received by them from the South African government and any profit on the resale of debt securities or warrants to purchase debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the ‘‘Act’’). Any such underwriter or agent will be identified, and any such compensation received from the South African government will be described, in the prospectus supplement.

The debt securities or warrants to purchase debt securities will be a new issue of debt securities or warrants to purchase debt securities with no established trading market. Underwriters and agents to whom debt securities or warrants to purchase debt securities are sold by the South African government for public offering and sale may make a market in such debt securities or warrants to purchase debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants to purchase debt securities.

Under agreements which may be entered into by the South African government, underwriters, dealers and agents who participate in the distribution of debt securities or warrants to purchase debt securities may be entitled to indemnification by the South African government against certain liabilities, including liabilities under the Act.

If so indicated in the prospectus supplement, the South African government will authorize underwriters or other persons acting as the South African government’s agents to solicit offers by certain institutions to purchase debt securities or warrants to purchase debt securities from the South African government pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the South African government. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities or warrants to purchase debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

OFFICIAL STATEMENTS

Information included in this Prospectus, or in any document incorporated by reference into this Prospectus, that is identified as being derived from a publication of, or supplied by, the National Government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the National Government. All other information in this Prospectus, or in any document incorporated by reference into this Prospectus, and in the registration statement of which this Prospectus is a part, other than that included under the caption ‘‘Plan of Distribution’’ in this Prospectus, or in any document incorporated by reference into this Prospectus, is included as a public official statement made on the authority of Mr. Trevor A. Manuel, Minister of Finance of the Republic of South Africa.

VALIDITY OF THE SECURITIES

The validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by Advocate Enver Daniels, S.C., The Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Sullivan & Cromwell LLP, New York, New York, and Webber Wentzel Bowens, Johannesburg. As to all matters of South African law, Sullivan & Cromwell LLP may rely on the opinion of Mr. Enver Daniels and Webber Wentzel Bowens. All statements with respect to matters of South African law in this Prospectus have been passed upon by Mr. Enver Daniels, and are made upon his authority. Sullivan & Cromwell LLP may act from time to time on behalf of the South African government.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the Republic of South Africa in the United States of America is Professor Thandabantu Nhlapo, Chargé d’Affaires of the Republic of South Africa, whose address is:

Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008.

FURTHER INFORMATION

The issue and terms of debt securities or warrants to purchase debt securities will be authorized by the Minister of Finance of the Republic of South Africa pursuant to the authority conferred upon him by the Public Finance Management Act, 1999 (Act No. 1 of 1999) of the Republic of South Africa.

A registration statement with respect to South Africa and the debt securities or warrants to purchase debt securities has been filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C., 20549, under the Act. Additional information concerning South Africa and the debt securities or warrants to purchase debt securities is to be found in the registration statement, any pre- or post-effective amendment to the registration statement and any document incorporated by reference into the registration statement, including the various exhibits to these documents, which may be inspected at the office of the Securities and Exchange Commission.

The Republic of South Africa, although not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, files Annual Reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis. These Annual Reports include certain material statistical and other information concerning the Republic of South Africa. The Republic of South Africa may also include exhibits to its Annual Report on Form 18-K and file amendments on Form 18-K/A, for the purpose of filing with Commission information that has not been included in the registration statement to which this Prospectus and any related prospectus supplement relate, which information would thereby be incorporated by reference into the registration statement. Annual Reports on Form 18-K and amendments on Form 18-K/A of the Republic of South Africa may be inspected at the office of the Securities and Exchange Commission, or reviewed on the Commission’s Internet site at (http:// www.sec.gov). This site contains reports and other information regarding issuers that file electronically with the Commission.

Addendum to Prospectus dated August 20, 2003

Republic of South Africa

This Addendum supplements the information provided in the Republic of South Africa’s Prospectus dated August 20, 2003 (the ‘‘Prospectus’’). Capitalized terms not defined in this Addendum have the meanings ascribed to them in the Prospectus.

Prospectus

In the ‘‘Incorporation of Certain Documents by Reference’’ section the third paragraph is deleted and replaced with:

‘‘Any person receiving a copy of this Prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this Prospectus, except for the exhibits to documents incorporated by reference into this Prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this Prospectus should be directed to Ambassador Barbara Masekela, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008.’’

In the ‘‘Description of Debt Securities’’ section the ‘‘United States Taxation’’ section is deleted and replaced with:

‘‘United States Taxation

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) THIS DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

In the opinion of Linklaters, special United States counsel for the South African government, under United States federal income tax law as currently in effect, a United States Alien will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the debt securities, unless:

(i)	the holder is an insurance company carrying on a United States insurance business to which the interest is attributable, or

(ii)	the holder has an office or other fixed place of business in the United States to which the interest is attributable, and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

Any gain realized on a sale or exchange of the debt securities by a United States Alien will not be subject to United States federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale, and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.

A-1

The fiscal agent will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States persons on the debt securities. In addition, certain United States persons may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the debt securities. United States Aliens may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

A debt security held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

As used herein, the term ‘‘United States Alien’’ means a beneficial owner of debt securities that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are United States Aliens.’’

In the ‘‘Description of Debt Securities’’ section the second paragraph of the ‘‘Governing Law; Consent to Service’’ section is deleted and replaced with:

‘‘The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint Ambassador Barbara Masekela, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington D.C. as its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.’’

The ‘‘Validity of the Securities’’ section is deleted and replaced with:

‘‘The validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by Advocate Enver Daniels, S.C., The Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Linklaters, New York, New York. Huntley Inc. and Sonnenberg Hoffmann Galombik, South African counsel to the Underwriters, will pass upon certain South African legal matters for the Underwriters. As to all matters of South African law, Linklaters may rely on the opinion of Advocate Enver Daniels, S.C. All statements with respect to matters of South African law in this Prospectus have been passed upon by Advocate Enver Daniels, S.C. and are made upon his authority. Linklaters, Huntley Inc. and Sonnenberg Hoffmann Galombik act from time to time on behalf of the South African government.’’

The ‘‘Authorized Representative’’ section is deleted and replaced with:

‘‘The Authorized Representative of the Republic of South Africa in the United States of America is Ambassador Barbara Masekela of the Republic of South Africa, whose address is:

Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008.’’

March 27, 2006

A-2

ISSUER

REPUBLIC OF SOUTH AFRICA

National Treasury
40 Church Street
Pretoria 0001
South Africa
Phone: 27 12 315 5591

INFORMATION AND EXCHANGE AGENT
Bondholder Communications Group
www.bondcom.com/rsa
Rachel Andrews
e-mail: randrews@bondcom.com
30 Broad St., 46th Floor
New York, NY 10004
In the United States, call toll free: (888) 385 2663
Outside the United States, call collect +1 (212) 809 2663

28 Throgmorton St., 1st Floor
London EC2N 2AN
+44 (0) 20 7382 4580	LUXEMBOURG EXCHANGE AGENT
Deutsche Bank Luxembourg S.A.
CTAS Operations, Group Technology &
Operations (GTO)
2 Bld Konrad Adenauer, L-1115 Luxembourg
Telephone: (00352) 421.22.639
Facsimile: (00352) 47.31.36
FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) 280 Park Avenue New York, New York 10017 United States of America
LEGAL ADVISER TO THE REPUBLIC OF SOUTH AFRICA
Enver Daniels The Chief State Law Adviser of the Republic of South Africa 12th Floor, Momentum Building East Tower 329 Pretorius Street Pretoria 0001 South Africa
LEGAL ADVISERS TO THE JOINT DEALER MANAGERS AND THE JOINT BOOK RUNNERS
As to United States Law Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 United States of America	As to South Africa Law Edward Nathan Sonnenbergs Inc. 150 West Street Sandton Johannesburg 2196 South Africa
LISTING AGENT AND PAYING AGENT IN LUXEMBOURG
Deutsche Bank Luxembourg S.A. CTAS Operations, Group Technology & Operations (GTO) 2 Bld Konrad Adenauer, L-1115 Luxembourg Telephone: (00352) 421.22.639 Facsimile: (00352) 47.31.36
JOINT DEALER MANAGERS AND JOINT BOOK RUNNERS
Barclays Capital Inc. 200 Park Avenue New York, New York 10166 United States of America Toll Free: (1) 866-307-8991 Collect: +1 212-412-4072 In London, call: +44 20 7773 5484	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 United States of America Toll Free: (1) 800-558-3745 Collect: +1 212-723-6106 In London, call: +44 20 7986 8969

REPUBLIC OF SOUTH AFRICA

US$1,000,000,000

5.875% NOTES DUE 2022

PROSPECTUS SUPPLEMENT

Barclays Capital	Citi

May 16, 2007